Exhibit 4.2

SALLY HOLDINGS LLC

and

SALLY CAPITAL INC.

as Issuers

and

the Guarantors from time to time parties hereto

and

COMPUTERSHARE TRUST COMPANY, N.A.,

as Trustee

FIFTH SUPPLEMENTAL INDENTURE

Dated as of February 27, 2024

to the Indenture dated as of May 18, 2012

Establishing a series of Securities designated

6.75% Senior Notes due 2032

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CROSS-REFERENCE TABLE

TIA Section	Indenture Section
310 (a)(1)	9.10
(a)(2)	9.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	9.10
(b)	9.10
(c)	N.A.

311 (a)	9.11
(b)	9.11
(c)	N.A.

312 (a)	3.5
(b)	15.2
(c)	15.2

313 (a)	9.6
(b)	9.6
(c)	9.6
(d)	9.6

314 (a)	6.4, 6.5(a)
(b)(1)	N.A.
(b)(2)	N.A.
(c)(1)	13.2
(c)(2)	13.2
(c)(3)	N.A.
(d)	N.A.
(e)	13.2
(f)	N.A.

315 (a)	9.1
(b)	9.5
(c)	9.1
(d)	9.1
(e)	8.13

316 (a)(last sentence)	1.1
(a)(1)(A)	8.11
(a)(1)(B)	N.A.
(a)(2)	8.12
(b)	8.8
(c)	13.4

317 (a)(1)	8.3
(a)(2)	8.4
(b)	3.10

318 (a)	13.1
(b)	N.A.
(c)	13.1

N.A. means Not Applicable

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be a part of the Indenture.

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FIFTH SUPPLEMENTAL INDENTURE, dated as of February 27, 2024 (this “Supplemental Indenture”), by and between Sally Holdings LLC, a Delaware limited liability company (the “Company”), and Sally Capital Inc., a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”), the Guarantors from time to time party hereto and Computershare Trust Company, N.A., a national banking association as successor to Wells Fargo Bank, National Association, as trustee (the “Trustee”) to the Indenture, dated as of May 18, 2012, between the Issuers, the Guarantors from time to time party thereto and the Trustee, as amended and supplemented from time to time (the “Base Indenture” and, as supplemented by this Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

WHEREAS, the Issuers and the Trustee have heretofore executed and delivered the Base Indenture, providing for the issuance from time to time of the Issuers’ unsecured debentures, notes or other evidences of indebtedness (herein and therein called the “Securities”), to be issued in one or more series as provided in the Base Indenture;

WHEREAS, Section 11.1(9) of the Base Indenture permits the Issuers and the Trustee to enter into a supplemental indenture to the Base Indenture to establish the form and terms of any series of Securities;

WHEREAS, Section 2.2 of the Base Indenture permits the form of Securities of any series to be established in a supplemental indenture to the Base Indenture;

WHEREAS, Section 3.1 of the Base Indenture permits certain terms of any series of Securities to be established pursuant to a supplemental indenture to the Base Indenture;

WHEREAS, pursuant to Sections 2.2 and 3.1 of the Base Indenture, the Issuers desire to provide for the establishment of a new series of Securities in an initial aggregate principal amount of $600,000,000 to be designated the “6.75% Senior Notes due 2032” (hereinafter called the “Notes”) under the Base Indenture, the form and substance of such Notes and the terms, provisions and conditions thereof to be set forth as provided in the Base Indenture and this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Issuers and the Guarantors, in accordance with its terms, have been done;

NOW, THEREFORE, for and in consideration of the foregoing and the purchase of the Notes established by this Supplemental Indenture by the Holders (as defined below) thereof, it is mutually agreed, for the equal and proportionate benefit of all such Holders, as follows:

ARTICLE I

APPLICATION OF SUPPLEMENTAL INDENTURE AND CREATION OF THE NOTES

SECTION 101 Application of this Supplemental Indenture

This Supplemental Indenture constitutes a part of the Base Indenture (the provisions of which, as modified by this Supplemental Indenture, shall apply to the Notes) in respect of the Notes. Notwithstanding any other provision of this Supplemental Indenture, all provisions of this Supplemental Indenture are expressly and solely for the benefit of the Holders of the Notes and any such provisions shall not be deemed to apply to any other series of Securities issued under the Base Indenture and shall not be deemed to amend, modify or supplement the Base Indenture for any purpose other than with respect to the Notes. All Initial Notes and Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase.

SECTION 102 Effect of Supplemental Indenture

(a) With respect to the Notes only, the Base Indenture shall be supplemented pursuant to Section 11.1 thereof to establish the terms of the Notes as set forth in this Supplemental Indenture.

(b) To the extent that the provisions of this Supplemental Indenture conflict with any provision of the Base Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.

SECTION 103 The Trustee

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantors.

ARTICLE II

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 201 Certain Terms Defined in the Indenture

For all purposes of this Supplemental Indenture, the capitalized terms used herein (i) which are defined or amended in this Article II have the respective meanings assigned hereto in this Article II and (ii) which are defined in the Base Indenture (and which are not defined or amended in this Article II) have the respective meanings assigned thereto in the Base Indenture.

SECTION 202 Definitions

(a) Section 1.1 of the Base Indenture shall be amended to add new definitions thereto in appropriate alphabetical sequence, as follows:

“Acquired Indebtedness” means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Additional Assets” means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) used or to be used by the Company or a Restricted Subsidiary or otherwise useful in a Related Business (including any capital expenditures on any property or assets already so used); (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

“Additional Notes” means any Notes issued under this Indenture in addition to the Initial Notes (other than any Notes issued pursuant to Section 3.4, 3.7, 3.8 or 4.8).

“Asset Disposition” means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors’ qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a “disposition”) by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (iv) any Restricted Payment Transaction, (v) a disposition that is governed by Article VIII, (vi) any Financing Disposition, (vii) any “fee in lieu” or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in a Related Business, (ix) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (x) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement, (xi) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiii) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xiv) any disposition or series of related dispositions for aggregate consideration not to exceed $30.0 million, (xv) dispositions of Temporary Cash Investments and Cash Equivalents, (xvi)(A) the lease, assignment or sublease, license or sublicense of any real or personal property in the ordinary course of business and (B) the exercise of termination rights with respect to any lease, sublease, license or sublicense or other agreement, (xvii) the non-exclusive licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business or consistent with industry practice, (xviii) any surrender or waiver of contract rights or the settlement, release or surrender of contract rights or other litigation claims in the ordinary course of business or consistent with industry practice, (xix) the unwinding of any Hedging Obligations in the ordinary course of business, (xx) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements, (xxi) the lapse, abandonment or other disposition of intellectual property rights in the ordinary course of business or consistent with industry practice, which in the reasonable good faith determination of the Company, are not material to the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole, (xxii) dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property or (xxiii) the granting of any Liens not prohibited by Section 6.11.

“Authenticating Agent” means any Person authorized by the Trustee pursuant to Section 9.14 to act on behalf of the Trustee to authenticate Notes of one or more series.

“Bank Indebtedness” means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Borrowing Base” means the sum of (1) 90% of the face amount of credit card Receivables of the Company and its Domestic Subsidiaries, (2) 85% of the book value of Inventory of the Company and its Domestic Subsidiaries, (3) 85% of the book value of other Receivables of the Company and its Domestic Subsidiaries and (4) cash, Cash Equivalents and Temporary Cash Investments of the Company and its Domestic Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith).

“Capital Stock” of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP; provided, however, that all obligations of any Person that are or would have been treated as operating leases (including for avoidance of doubt, any network lease or any operating indefeasible right of use) for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purposes of this Indenture (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements to be delivered pursuant to Section 6.4. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

“Cash Equivalents” means any of the following: (a) securities issued or fully guaranteed or insured by the United States of America or a member state of the European Union or any agency or instrumentality of any thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any lender under the Senior ABL Agreement or any affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (c) money market instruments, commercial paper or other short-term obligations rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) investments in money market funds subject to the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

“Code” means the Internal Revenue Code of 1986, as amended.

“Change of Control” means:

(i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders or a Parent, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of any Parent, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of the Company unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such Parent and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the “beneficial owner”; or

(ii) the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any “person” (as defined in clause (i) above), other than one or more Permitted Holders or any Parent, is or becomes the “beneficial owner” (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no “person” shall be deemed to be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such “person” shall be or become a “beneficial owner” of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the “beneficial owner” shall not in any case be included in any Voting Stock of which any such “person” is the beneficial owner.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company and/or Co-Issuer become a direct or indirect wholly-owned Subsidiary of a holding company and (2)(A) the direct or indirect beneficial owners of the Voting Stock of such holding company immediately following the transaction are substantially the same as the beneficial owners of the Voting Stock of the Company and/or the Co-Issuer immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Co-Issuer” means Sally Capital Inc., a Delaware corporation, and any successor in interest thereto.

“Commodities Agreement” means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters; provided, that

(1) if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

(2) if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a “Discharge”) or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

(3) if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a “Sale”), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

(4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a “Purchase”), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

(5) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary since the beginning of such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction which cost savings or synergies shall consist solely of operating expense reductions and other operating improvements or synergies reasonably expected to result from such Sale, Purchase or other transaction to the extent reasonably anticipated to be realized and supportable in the good faith judgment of the Company and actions necessary for realization thereof have been taken or are to be taken within 18 months of the applicable Sale, Purchase or other transaction and to the extent such actions shall not have been taken within such period, such cost savings and synergies shall not be given further effect) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facilities as of the applicable calculation date. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Special Purpose Financing Fees, (iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by this Indenture (whether or not consummated or incurred) and (v) the amount of any minority interest expense.

“Consolidated Interest Expense” means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, plus (ii) dividends paid in cash in respect of Preferred Stock and Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

“Consolidated Net Income” means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP (other than clause (iv) below) and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

(i) any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iii) below, the Company’s equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company’s equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person,

(ii) solely for purposes of determining the amount available for Restricted Payments under Section 6.7(a)(3)(A), any net income (loss) of any Restricted Subsidiary that is not the Co-Issuer or a Subsidiary Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Notes or this Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that (A) subject to the limitations contained in clause (iii) below, the Company’s equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

(iii) any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

(iv) any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with any acquisition, merger or consolidation after the Issue Date),

(v) the cumulative effect of a change in accounting principles,

(vi) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

(vii) any unrealized gains or losses in respect of Currency Agreements,

(viii) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

(ix) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards,

(x) to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary, and

(xi) any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments).

In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Company will deliver an Officer’s Certificate to the Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of Section 6.7(a)(3)(A) only, there shall be excluded from Consolidated Net Income, without duplication, any income consisting of dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary, and any income consisting of return of capital, repayment or other proceeds from dispositions or repayments of Investments consisting of Restricted Payments, in each case to the extent such income would be included in Consolidated Net Income and such related dividends, repayments, transfers, return of capital or other proceeds are applied by the Company to increase the amount of Restricted Payments permitted under Section 6.7(a)(3)(C) or (D).

“Consolidated Total Assets” means, as of any date of determination, the total assets reflected on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the most recently ended fiscal quarter of the Company for which such a balance sheet is available, determined on a Consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith).

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a Consolidated basis consisting of Indebtedness for borrowed money, Capitalized Lease Obligations and debt obligations evidenced by bonds, notes, debentures or similar instruments, as determined and calculated in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Total Indebtedness, minus (ii) cash and Cash Equivalents of the Company and its Restricted Subsidiaries on a Consolidated basis, in each case as of the end of the most recent fiscal quarter ending prior to the date of such determination for which consolidated financial statements of the Company are available to (b) the aggregate amount of Consolidated EBITDA for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available, in each case with such pro forma adjustments to Consolidated Total Indebtedness and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Coverage Ratio.”

For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction, which cost savings or synergies shall consist solely of operating expense reductions and other operating improvements or synergies reasonably expected to result from such Sale, Purchase or other transaction to the extent reasonably anticipated to be realized and supportable in the good faith judgment of the Company and actions necessary for realization thereof have been taken or are to be taken within 18 months of the applicable Sale, Purchase or other transaction and to the extent such actions shall not have been taken within such period, such cost savings and synergies shall not be given further effect) shall be as determined in good faith by the Chief Financial Officer or an authorized Officer of the Company.

“Consolidation” means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that “Consolidation” will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term “Consolidated” has a correlative meaning.

“Contribution Amounts” means the aggregate amount of capital contributions applied by the Company to permit the Incurrence of Contribution Indebtedness pursuant to Section 6.6(b)(xii).

“Contribution Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Company or such Restricted Subsidiary after the Issue Date (whether through the issuance or sale of Capital Stock or otherwise); provided that such Contribution Indebtedness (a) is incurred within 180 days after the making of the related cash contribution and (b) is so designated as Contribution Indebtedness pursuant to an Officer’s Certificate on the date of Incurrence thereof.

“Credit Facilities” means one or more of (i) the Senior ABL Facility, (ii) the Senior Term Loan B and (iii) any other facilities or arrangements designated by the Company, in each case with one or more banks or other lenders or institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables or the creation of any Liens in respect of such receivables in favor of such institutions), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Currency Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

“Derivative Instrument” means, with respect to a Person, any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Regulated Bank or a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Company, the Co-Issuer, the Parent and/or any one or more of the Guarantors (the “Performance References”).

“Designated Noncash Consideration” means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation.

“Disqualified Stock” means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise (other than solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Notes), (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a “change of control,” or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes ; provided, however, that if such Capital Stock is issued pursuant to any plan for the benefit of future, current or former employees, directors, officers, members of management, consultants or independent contractors (or any permitted transferees or heirs thereof) of the Company or its Restricted Subsidiaries or by any such plan to such employees, directors, officers, members of management, consultants or independent contractors (or any permitted transferees or heirs thereof), such Capital Stock will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability; provided further any Capital Stock held by any future, current or former employee, director, officer, member of management, consultant or independent contractor (or any permitted transferees or heirs thereof) of the Company, any of its Restricted Subsidiaries or any other entity in which a Company or any Restricted Subsidiary of the Company has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof), in each case pursuant to any equity subscription or equity holders’ agreement, management equity plan or stock option plan or any other management or employee benefit plan or agreement will not constitute Disqualified Stock solely because it may be required to be repurchased by the Company or any Restricted Subsidiary of the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, consultant’s or independent contractor’s termination, death or disability.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

“Equity Offering” means a sale of Capital Stock (x) that is a sale of Capital Stock or options, warrants or rights with respect to the Capital Stock of the Company (other than Disqualified Stock), or (y) that is a sale of Capital Stock or options, warrants or rights with respect to the Capital Stock of any direct or indirect parent of the Company the proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the equity capital of the Company or any of its Restricted Subsidiaries.

“Excluded Contribution” means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate of the Company and not previously included in the calculation set forth in Section 6.7(a)(3)(B)(x) for purposes of determining whether a Restricted Payment may be made.

“Fair Market Value” means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

“Financing Disposition” means any sale, transfer, conveyance or other disposition of, or creation or incurrence of any Lien on, property or assets by the Company or any Subsidiary thereof to or in favor of any Special Purpose Entity, or by any Special Purpose Subsidiary, in each case in connection with the Incurrence by a Special Purpose Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Foreign Borrowing Base” means the sum of (1) 90% of the face amount of credit card Receivables of Foreign Subsidiaries, (2) 85% of the book value of Inventory of Foreign Subsidiaries, (3) 85% of the book value of other Receivables of Foreign Subsidiaries, and (4) cash, Cash Equivalents and Temporary Cash Investments of Foreign Subsidiaries (in each case, determined as of the end of the most recently ended fiscal month of the Company for which internal consolidated financial statements of the Company are available, and, in the case of any determination relating to any Incurrence of Indebtedness, on a pro forma basis including (x) any property or assets of a type described above acquired since the end of such fiscal month and (y) any property or assets of a type described above being acquired in connection therewith); provided that the Foreign Borrowing Base shall in no event be less than the amount thereof determined as of December 31, 2023.

“Foreign Subsidiary” means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Restricted Subsidiary of the Company that has no material assets other than securities or Indebtedness of one or more Foreign Subsidiaries (or Subsidiaries thereof), and other assets relating to an ownership interest in any such securities, Indebtedness or Subsidiaries.

“Guarantors” means the Parent Guarantors and the Subsidiary Guarantors.

“Guarantor Subordinated Obligations” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Guarantor under its Guarantee pursuant to a written agreement.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

“Holding” means Sally Beauty Holdings, Inc., a Delaware corporation, and any successor in interest thereto.

“Incur” means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; and the terms “Incurs,” “Incurred” and “Incurrence” shall have a correlative meaning; provided, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(i) the principal of indebtedness of such Person for borrowed money,

(ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

(iii) all reimbursement obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit, bankers’ acceptances or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

(v) all Capitalized Lease Obligations of such Person,

(vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than the Co-Issuer or a Subsidiary Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

(vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

(viii) all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

(ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

For the avoidance of doubt, any operating leases, as such instruments would be determined in accordance with GAAP on the Issue Date, shall be deemed not to constitute Indebtedness.

The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in this Indenture, or otherwise shall equal the amount thereof that would appear as a liability on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

“Initial Notes” means the $600,000,000 aggregate principal amount of 6.75% Senior Notes due 2032 of the Issuers issued on the Issue Date (and any Notes issued in respect thereof pursuant to Section 3.4, 3.7, 3.8 or 4.8).

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

“Intermediate Holdings” means Sally Investment Holdings LLC, a Delaware limited liability company, and any successor in interest thereto.

“Inventory” means goods held for sale, lease or use by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

“Investment” in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, dealers, licensees, franchisees, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.7 only, (i) “Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation, and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time pursuant to Section 6.7(a) is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to Section 6.7(a).

“Investment Grade Rating” means a rating of BBB- or better by Fitch, Baa3 or better by Moody’s and BBB- or better by S&P (or, in either case, the equivalent of such rating by such organization), or an equivalent rating by any other Rating Agency.

“Issue Date” means the first date on which Initial Notes are issued.

“Issuers” means the Company and the Co-Issuer.

“Liabilities” means, collectively, any and all claims, obligations, liabilities, causes of actions, actions, suits, proceedings, investigations, judgments, decrees, losses, damages, fees, costs and expenses (including without limitation interest, penalties and fees and disbursements of attorneys, accountants, investment bankers and other professional advisors), in each case whether incurred, arising or existing with respect to third parties or otherwise at any time or from time to time.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, consolidation or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (3) any dividends or distributions on, or redemptions of, Capital Stock requiring irrevocable notice in advance thereof.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Management Advances” means (1) loans or advances made to directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $7.5 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under Section 6.6.

“Management Guarantees” means guarantees (x) of up to an aggregate principal amount outstanding at any time of $20.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers or employees of any Parent, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $7.5 million in the aggregate outstanding at any time.

“Management Investors” means the officers, directors, employees and other members of the management of any Parent, the Company or any of their respective Subsidiaries, or family members or relatives thereof (provided that, solely for purposes of the definition of “Permitted Holders,” such relatives shall include only those Persons who are or become Management Investors in connection with estate planning for or inheritance from other Management Investors, as determined in good faith by the Company, which determination shall be conclusive), or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or any Parent.

“Management Stock” means Capital Stock of the Company or any Parent (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of Capital Stock of the Company or any Parent on the date of declaration of the relevant dividend or making of any other Restricted Payment, as applicable, multiplied by (ii) the arithmetic mean of the closing prices per share of such Capital Stock on the New York Stock Exchange (or, if the primary listing of such Capital Stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding such date.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or to be accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with Section 6.9), (ii) all payments made, and all installment payments required to be made, on any Indebtedness (x) that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or (y) that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, including but not limited to any payments required to be made to increase borrowing availability under the Senior ABL Facility (or any other revolving credit facility), (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition, (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition, and (v) the amount of any purchase price or similar adjustment (x) claimed by any Person to be owed by the Company or any Restricted Subsidiary, until such time as such claim shall have been settled or otherwise finally resolved, or (y) paid or payable by the Company or any Restricted Subsidiary, in either case in respect of such Asset Disposition.

“Net Cash Proceeds,” with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of the (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Company, the Co-Issuer, the Parent or any other Guarantor immediately prior to such date of determination.

“Notes” means the Initial Notes and any Additional Notes and any notes issued in respect thereof pursuant to Section 3.4, 3.7, 3.8 or 4.8.

“Obligations” means, with respect to any Indebtedness, any principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, Guarantees of such Indebtedness (or of Obligations in respect thereof), other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

“Parent” means any of Holding, Intermediate Holdings, and any Other Parent and any other Person that is a Subsidiary of Holding, Intermediate Holdings, or any Other Parent and of which the Company is a Subsidiary. As used herein, “Other Parent” means a Person of which the Company becomes a Subsidiary after the Issue Date, provided that either (x) immediately after the Company first becomes a Subsidiary of such Person, more than 50% of the Voting Stock of such Person shall be held by one or more Persons that held more than 50% of the Voting Stock of a Parent of the Company immediately prior to the Company first becoming such Subsidiary or (y) such Person shall be deemed not to be an Other Parent for the purpose of determining whether a Change of Control shall have occurred by reason of the Company first becoming a Subsidiary of such Person.

“Parent Expenses” means (i) costs (including all professional fees and expenses) incurred by any Parent in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, this Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by any Parent in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business or businesses of the Company or any Subsidiary thereof, (iii) indemnification obligations of any Parent owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (iv) other operational expenses of any Parent incurred in the ordinary course of business, and (v) fees and expenses incurred by any Parent in connection with any offering of Capital Stock or Indebtedness, (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as any Parent shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

“Parent Guarantee” means any guarantee that may from time to time be entered into by any Parent on the Issue Date or after the Issue Date with respect to the Notes.

“Parent Guarantor” means any Parent that enters into a Parent Guarantee.

“Permitted Holder” means any of the following: (i) any of the Management Investors and their respective Affiliates; and (ii) any Person acting in the capacity of an underwriter (solely to the extent that and for so long as such Person is acting in such capacity) in connection with a public or private offering of Capital Stock of any Parent or the Company. In addition, any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) whose status as a “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) constitutes or results in a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of this Indenture, together with its Affiliates, shall thereafter constitute Permitted Holders.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

(i) a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

(ii) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(iii) Temporary Cash Investments or Cash Equivalents;

(iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

(v) any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with Section 6.9;

(vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

(viii) Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with Section 6.6;

(ix) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens” or made in connection with Liens permitted under Section 6.11;

(x) (1) Investments in or by any Special Purpose Subsidiary, or in connection with a Financing Disposition by or to or in favor of any Special Purpose Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, or any Parent, provided that if such Parent receives cash from the relevant Special Purpose Entity in exchange for such note, an equal cash amount is contributed by any Parent to the Company;

(xi) bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

(xii) the Notes;

(xiii) any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of any Parent, as consideration;

(xiv) Management Advances;

(xv) Investments in Related Businesses in an aggregate amount outstanding at any time not to exceed the greater of $250.0 million and 9.5% of Consolidated Total Assets;

(xvi) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with Section 6.10(b) (except transactions described in clauses (i), (v) and (vi) of such paragraph);

(xvii) Investments consisting of purchases and acquisitions of inventory, supplies, material, services, equipment or similar assets or the non-exclusive licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and

(xviii) other Investments in an aggregate amount outstanding at any time not to exceed the greater of $250.0 million and 9.5% of Consolidated Total Assets.

If any Investment pursuant to clause (xv) or (xviii) above is made in any Person that is not a Restricted Subsidiary and such Person thereafter becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and not clause (xv) or (xviii) above for so long as such Person continues to be a Restricted Subsidiary.

“Permitted Liens” means:

(i) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

(ii) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

(iii) pledges, deposits or Liens in connection with workers’ compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(iv) pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

(v) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

(vi) Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

(vii) (1) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (2) any condemnation or eminent domain proceedings affecting any real property;

(viii) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with Section 6.6;

(ix) Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

(x) leases, subleases, licenses or sublicenses to third parties;

(xi) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of (1) Indebtedness Incurred in compliance with Section 6.6(b)(i), Section 6.6(b)(iv), Section 6.6(b)(v), Section 6.6(b)(vii), Section 6.6(b)(viii), Section 6.6(b)(ix) or Section 6.6(b)(xi), or Section 6.6(b)(iii) (other than the Notes and Refinancing Indebtedness Incurred in respect of Indebtedness described in Section 6.6(a)), (2) Bank Indebtedness, (3) the Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor, (5) Indebtedness or other obligations of any Special Purpose Entity, or (6) obligations in respect of Management Advances or Management Guarantees; in each case including Liens securing any Guarantee of any thereof;

(xii) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

(xiii) Liens on Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(xiv) any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(xv) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof) consisting of Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate;

(xvi) Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the Incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, (6) in favor of the Company or any Restricted Subsidiary (other than Liens on property or assets of the Company or any Subsidiary Guarantor in favor of any Restricted Subsidiary that is not a Subsidiary Guarantor), (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business, (8) relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business, (9) attaching to commodity trading or other brokerage accounts incurred in the ordinary course of business, (10) arising in connection with repurchase agreements permitted under Section 6.6 on assets that are the subject of such repurchase agreements, (11) in favor of any Special Purpose Entity in connection with any Financing Disposition, (12) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, and (13) Liens deemed to exist in connection with Investments in repurchase agreements permitted by the Indenture;

(xvii) Liens (i) on cash advances or cash earnest money deposits in favor of the seller of any property to be acquired in an Investment permitted under the Indenture to be applied against the purchase price for such Investment and (ii) consisting of a letter of intent or an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under the Indenture;

(xviii) any encumbrance or restriction (including put, call arrangements, tag, drag, right of first refusal and similar rights) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(xix) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statutes) financing statements or similar public filings; and

(xx) other Liens securing obligations incurred in the ordinary course of business, which obligations do not exceed the greater of $330.0 million and 12.0% of Consolidated Total Assets at any time outstanding.

“Predecessor Notes” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 3.8 in lieu of a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note.

“Preferred Stock” as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

“Prospectus Supplement” means the prospectus supplement, dated February 12, 2024, relating to the offering of the Notes.

“Public Debt” means any Indebtedness consisting of bonds, debentures, notes or other similar debt securities issued in (i) a public offering registered under the Securities Act or (ii) a private placement to institutional and other investors (x) in accordance with Section 4(a)(2) under the Securities Act or (y) acquired for resale in accordance with Rule 144A and/or Regulation S under the Securities Act, whether or not it includes registration rights entitling the holders of such debt securities to registration thereof with the SEC for public resale.

“Purchase Money Obligations” means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

“Rating Agency” means (a) Fitch, (b) Moody’s, (c) S&P or (d) if Fitch, Moody’s or S&P or any or all of them shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company, which shall be substituted for Fitch, Moody’s or S&P or any or all of them, as the case may be.

“Receivable” means a right to receive payment pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay, as determined in accordance with GAAP.

“refinance” means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms “refinances,” “refinanced” and “refinancing” as used for any purpose in this Indenture shall have a correlative meaning.

“Refinancing Indebtedness” means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of this Indenture or Incurred in compliance with this Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in this Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not the Co-Issuer or a Subsidiary Guarantor that refinances Indebtedness of the Company, the Co-Issuer or a Subsidiary Guarantor that could not have been initially Incurred by such Restricted Subsidiary pursuant to Section 6.6 or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

“Regulated Bank” means a banking organization with a consolidated combined capital and surplus of at least $5.0 billion that is (1) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation; (2) a corporation organized under Section 25A of the U.S. Federal Reserve Act of 1913; (3) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board of Governors of the Federal Reserve System of the United States (or any successor) under 12 CFR part 211; (4) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (3); or (5) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Related Business” means those businesses in which the Company or any of its Subsidiaries is engaged on the date of this Indenture, or that are similar, related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

“Related Taxes” means (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed by any government or other taxing authority on payments made by any Parent other than to another Parent), required to be paid by any Parent by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company, any of its Subsidiaries or any Parent), or being a holding company parent of the Company, any of its Subsidiaries or any Parent or receiving dividends from or other distributions in respect of the Capital Stock of the Company, any of its Subsidiaries or any Parent, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to any Parent pursuant to Section 6.7, or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any Subsidiary thereof,

(y) any taxes attributable to any taxable period (or portion thereof) ending on or prior to the Issue Date, or (z) any other federal, state, foreign, provincial or local taxes measured by income for which any Parent is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a Consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons and also means, with respect to a particular corporate trust matter, any other officer to whom any corporate trust matter relating to the Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject, and who, in each case, has direct responsibility for the administration of this Indenture.

“Restricted Payment Transaction” means any Restricted Payment permitted pursuant to Section 6.7, any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term “Restricted Payment” (including pursuant to the exception contained in clause (i) and the parenthetical exclusions contained in clauses (ii) and (iii) of such definition).

“Restricted Subsidiary” means any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Company, the Co-Issuer, the Parent or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the Securities and Exchange Commission.

“Senior ABL Agreement” means the Credit Agreement, dated July 6, 2017 and as most recently amended on April 19, 2023, among the Company, Beauty Systems Group LLC, Sally Beauty Supply LLC, the other borrowers and guarantors party thereto from time to time, the lenders party thereto from time to time, and Bank of America, N.A., as Administrative Agent, Collateral Agent, Canadian Agent and Canadian Collateral Agent, as such agreement may be further amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or other credit agreements or otherwise).

“Senior ABL Facility” means the collective reference to the Senior ABL Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior ABL Agreement or one or more other credit agreements, indentures (including this Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Senior ABL Facility” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Indebtedness” means any Indebtedness of the Company or any Restricted Subsidiary other than, in the case of the Company, Subordinated Obligations and, in the case of any Subsidiary Guarantor, Guarantor Subordinated Obligations.

“Senior Term Loan B” means the collective reference to the Senior Term Loan B Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Loan B Agreement or one or more other credit agreements, indentures (including the Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term “Senior Term Loan B” shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

“Senior Term Loan B Agreement” means the Credit Agreement, dated as of February 28, 2023, by and among the Company, the Co-Issuer, Sally Beauty Holding, Inc., Sally Investments Holdings LLC, the other borrowers and guarantors party thereto from time to time, the lenders party thereto from time to time, and Bank of America, N.A., in its capacity as administrative agent, as such agreement may be further amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Term Loan B Agreement or other credit agreements or otherwise).

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as such Regulation is in effect on the Issue Date.

“Special Purpose Entity” means (x) any Special Purpose Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

“Special Purpose Financing” means any financing or refinancing of assets consisting of or including Receivables of the Company or any Restricted Subsidiary that have been transferred to a Special Purpose Entity or made subject to a Lien in a Financing Disposition.

“Special Purpose Financing Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Special Purpose Financing.

“Special Purpose Financing Undertakings” means representations, warranties, covenants, indemnities, guarantees of performance and (subject to clause (y) of the proviso below) other agreements and undertakings entered into or provided by the Company or any of its Restricted Subsidiaries that the Company determines in good faith (which determination shall be conclusive) are customary or otherwise necessary or advisable in connection with a Special Purpose Financing or a Financing Disposition; provided that (x) it is understood that Special Purpose Financing Undertakings may consist of or include (i) reimbursement and other obligations in respect of notes, letters of credit, surety bonds and similar instruments provided for credit enhancement purposes or (ii) Hedging Obligations, or other obligations relating to Interest Rate Agreements, Currency Agreements or Commodities Agreements entered into by the Company or any Restricted Subsidiary, in respect of any Special Purpose Financing or Financing Disposition, and (y) subject to the preceding clause (x) any such other agreements and undertakings shall not include any Guarantee of Indebtedness of a Special Purpose Subsidiary by the Company or a Restricted Subsidiary that is not a Special Purpose Subsidiary.

“Special Purpose Subsidiary” means a Subsidiary of the Company that (a) is engaged solely in (x) the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and (y) any business or activities incidental or related to such business, and (b) is designated as a “Special Purpose Subsidiary” by the Company.

“Special Record Date” for the payment of any Defaulted Interest means a date fixed by the Company pursuant to Section 3.9 of this Indenture.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

“Subordinated Obligations” means any Indebtedness of the Company (whether outstanding on the date of this Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the Notes pursuant to a written agreement.

“Subsidiary Guarantee” means any guarantee that may from time to time be entered into by a Restricted Subsidiary of the Company on the Issue Date or after the Issue Date pursuant to Section 6.12.

“Subsidiary Guarantor” means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee.

“Successor Company” shall have the meaning assigned thereto in clause (i) under Section 7.1.

“Tax Sharing Agreement” means the Tax Sharing Agreement, dated as of November 16, 2006, among the Company, Holding and Intermediate Holdings, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of this Indenture.

“Temporary Cash Investments” means any of the following: (i) any investment in (x) direct obligations of the United States of America, a member state of the European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any thereof or obligations Guaranteed by the United States of America or a member state of the

European Union or any country in whose currency funds are being held pending their application in the making of an investment or capital expenditure by the Company or a Restricted Subsidiary in that country or with such funds, or any agency or instrumentality of any of the foregoing, or obligations guaranteed by any of the foregoing or (y) direct obligations of any foreign country recognized by the United States of America rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers’ acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any bank or other institutional lender under a Credit Facility or any affiliate thereof or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250.0 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least “A” by S&P or “A-1” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of “P-2” (or higher) according to Moody’s or “A-2” (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of “A” or higher by S&P or “A2” or higher by Moody’s (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody’s then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250.0 million (or the foreign currency equivalent thereof), or investments in money market funds subject to the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

“Trade Payables” means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

“Trust Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, and also means, with respect to a particular corporate trust matter, any other officer to whom any corporate trust matter relating to the Indenture is referred because of such Person’s knowledge of and familiarity with the particular subject, and who, in each case, has direct responsibility for the administration of this Indenture.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 6.7. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under Section 6.6(a) or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation or (z) such Subsidiary shall be a Special Purpose Subsidiary with no Indebtedness outstanding other than Indebtedness that can be Incurred (and upon such designation shall be deemed to be Incurred and outstanding) pursuant to Section 6.6(b). Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company’s Board of Directors giving effect to such designation and an Officer’s Certificate of the Company certifying that such designation complied with the foregoing provisions.

(b) Section 1.1 of the Base Indenture shall be amended so that the following definitions in the Base Indenture shall be deleted in their entirety and replaced with the following:

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors. Unless otherwise provided, “Board of Directors” means the Board of Directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a Paying Agent maintains its office).

“Company” means Sally Holdings LLC, a Delaware limited liability company, and any successor in interest thereto.

“Company Request” or “Company Order” is replaced with: “Company Request,” “Company Order” and “Company Consent” mean, respectively, a written request, order or consent signed in the name of the Company by an Officer of the Company.

“Corporate Trust Office” means the office of the Trustee at which at any particular time its corporate trust business shall be administered, which office on the Issue Date is located at Computershare Trust Company, National Association, 1505 Energy Park Drive, St. Paul, Minnesota 55108, Attention: Corporate Trust Services – Sally Holdings LLC Administrator.

“Default” means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

“Depositary” means The Depository Trust Company, its nominees and successors.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the Issue Date (for purposes of the definitions of the terms “Borrowing Base,” “Consolidated Coverage Ratio,” “Consolidated EBITDA,” “Consolidated Interest Expense,” “Consolidated Net Income,” “Consolidated Total Assets,” “Consolidated Total Indebtedness,” “Consolidated Total Leverage Ratio,” “Foreign Borrowing Base” and “Indebtedness,” all defined terms in this Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of this Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Indenture shall be computed in conformity with GAAP.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Holder” is replaced with: “Holder” or “Noteholder” means the Person in whose name a Note is registered in the Note Register.

“interest,” with respect to the Notes, means interest on the Notes and, except for purposes of Article XI, additional or special interest pursuant to the terms of any Note.

“Interest Payment Date” means, when used with respect to any Note and any installment of interest thereon, the date specified in such Note as the fixed date on which such installment of interest is due and payable, as set forth in such Note.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof); provided that in no event shall an operating lease (determined in accordance with GAAP) be deemed to constitute a Lien.

“Officer” means, with respect to the Company, the Co-Issuer or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an “Officer” for the purposes of this Indenture by the Board of Directors).

“Officer’s Certificate” means, with respect to the Company, the Co-Issuer or any other obligor upon the Notes, a certificate signed by one Officer of such Person and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Outstanding,” when used with respect to Notes means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(i) Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii) Notes paid pursuant to Section 3.8 or Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent in trust for the Holders of such Notes, provided that, if such Notes are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made; and

(iii) Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture.

A Note does not cease to be Outstanding because the Company or any Affiliate of the Company holds the Note, provided that in determining whether the Holders of the requisite amount of Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any Affiliate of the Company shall be disregarded and deemed not to be Outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer of the Trustee has actual knowledge are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the reasonable satisfaction of the Trustee the pledgee’s right to act with respect to such Notes and that the pledgee is not the Company or an Affiliate of the Company.

“Paying Agent” means any Person authorized by the Company to pay the principal of (and premium, if any) or interest on any Notes on behalf of the Company; provided that neither the Company nor any of its Affiliates shall act as Paying Agent for purposes of Section 14.2 or Section 10.5. The Trustee will initially act as Paying Agent for the Notes.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Place of Payment” means a city or any political subdivision thereof in which any Paying Agent appointed pursuant to Article III is located.

“Redemption Date,” when used with respect to any Note to be redeemed or purchased, means the date fixed for such redemption or purchase by or pursuant to this Indenture and the Notes.

“Regular Record Date” for the interest payable on any Interest Payment Date means the date specified for that purpose in Section 401.

“Securities Act” means the Securities Act of 1933, as amended.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb) as in effect on the date of this Indenture, except as provided in this Indenture.

“Trustee” means the party named as such in the first paragraph of this Indenture until a successor replaces it and, thereafter, means the successor.

“U.S. Government Obligation” means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii) is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

“Voting Stock” of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

(c) Section 1.2 of the Base Indenture shall be deleted in its entirety and replaced with the following:

SECTION 1.2 INCORPORATION BY REFERENCE OF TIA

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture. This Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Indenture. Any terms incorporated by reference in this Indenture that are defined by the TIA, defined by any TIA reference to another statute or defined by SEC rule under the TIA, have the meanings so assigned to them therein. The following TIA terms have the following meanings:

“indenture securities” means the Notes.

“indenture security holder” means a Noteholder.

“indenture to be qualified” means this Indenture.

“indenture trustee” or “institutional trustee” means the Trustee.

“obligor” on the indenture securities means the Company, the Co-Issuer, any Parent Guarantor, any Subsidiary Guarantor, and any successor or other obligor on the indenture securities.

(d) Section 1.3 of the Base Indenture shall be deleted and replaced in its entirety by the following:

SECTION 1.3 RULES OF CONSTRUCTION

For all purposes of this Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Indenture have the meanings assigned to them in this Indenture;

(2) “or” is not exclusive;

(3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(4) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision;

(5) all references to “$” or “dollars” shall refer to the lawful currency of the United States of America;

(6) the words “include,” “included” and “including,” as used herein, shall be deemed in each case to be followed by the phrase “without limitation,” if not expressly followed by such phrase or the phrase “but not limited to”;

(7) words in the singular include the plural, and words in the plural include the singular;

(8) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time; and

(9) any reference to a Section, Article or clause refers to such Section, Article or clause of this Indenture.

(e) The following shall be added to the Base Indenture as Section 1.4:

SECTION 1.4 OTHER DEFINITIONS

Term	Defined in Section
“Act”	13.4
“Affiliate Transaction”	6.10
“Agent Members”	3.15
“Alternate Offer”	6.13
“Amendment”	6.8
“Applicable Premium”	4.1
“Applicable Premium Deficit”	10.4
“Authentication Order”	3.3
“Bankruptcy Law”	8.1
“Change of Control Offer”	6.13
“Change of Control Settlement Date”	6.13
“Covenant Defeasance”	10.3
“cross-acceleration provision”	8.1(vii)
“Custodian”	8.1
“Defaulted Interest”	3.9
“Defeasance”	10.2
“Defeased Notes”	10.1
“Directing Holder”	8.3
“Event of Default”	8.1
“Excess Proceeds”	6.9
“Expiration Date”	13.4
“Foreign Disposition”	6.9(e)
“Initial Agreement”	6.8
“Initial Lien”	6.11
“LCT Election”	6.15
“LCT Test Date”	6.15
“Minimum Denomination”	3.2
“Notice of Default”	8.1
“Offer”	6.9
“Parent Guaranteed Obligations”	12.1

“Permitted Payment”	6.7
“Position Representation”	8.3
“Redemption Amount”	4.1
“Redemption Price”	4.1
“Refinancing Agreement”	6.8
“Regular Record Date”	401
“Reporting Date”	6.4
“Restricted Payment”	6.7
“Reversion Date”	6.14
“Special Noteholder Direction”	8.3
“Subsidiary Guaranteed Obligations”	12.1
“Successor Company”	7.1
“Suspended Covenants”	6.14
“Suspension Date”	6.14
“Suspension Period”	6.14
“Treasury Rate”	4.1
“Verification Covenant”	8.3

ARTICLE III

SECURITY FORMS

SECTION 301 Form of Notes

In accordance with Article II of the Base Indenture, the Initial Notes and any Additional Notes shall be issued in the form of one or more permanent global Notes in substantially the form set forth in Exhibit A to this Supplemental Indenture (including the Trustee’s certificate of authentication in substantially the form set forth therein) (each, a Global Note and, together with any other global Notes that are issued and authenticated pursuant to this Indenture, the Global Notes) deposited with the Trustee, as custodian for the Depositary or its nominee, for credit to an account of an Agent Member, and shall be duly executed by each Issuer and authenticated by the Trustee as provided in the Indenture. The aggregate principal amount of a Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided. If any Additional Notes are issued in an offering not registered under the Securities Act, any additional modifications to the form of such Note, including any requisite private placement legends will be set forth in a supplemental indenture at the time such Additional Notes are issued.

ARTICLE IV

THE NOTES

SECTION 401 Title and Terms

The aggregate principal amount of Notes that may be authenticated and delivered and Outstanding under the Indenture is not limited. The Initial Notes will be issued in an aggregate principal amount of $600.0 million. The Notes shall vote and consent together on all matters as one class, and none of the Notes will have the right to vote or consent as a class separate from one another on any matter.

The Notes shall be known and designated as the “6.75% Senior Notes due 2032” of the Issuers. The final Stated Maturity of the Notes shall be March 1, 2032. Interest on the Outstanding principal amount of Notes will accrue at the rate of 6.75% per annum and will be payable semi-annually in arrears on March 1 and September 1 in each year, commencing on September 1, 2024, to holders of record on the immediately preceding February 15 and August 15 (whether or not a Business Day), respectively (each such February 15 and August 15, a “Regular Record Date”). Interest on the Initial Notes will accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid, from February 27, 2024; and interest on any Additional Notes will accrue (or will be deemed to have accrued) from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid on such Additional Notes, from the Interest Payment Date immediately preceding the date of issuance of such Additional Notes or, if the date of issuance of such Additional Notes is an Interest Payment Date, from such date of issuance, provided that if any Note is surrendered for exchange on or after a record date for an Interest Payment Date that will occur on or after the date of such exchange, interest on the Notes received in exchange thereof will accrue from the date of such Interest Payment Date.

Additional Notes will vote (or consent) as a class with the other Notes and otherwise be treated as Notes for all purposes of this Indenture. If any Additional Notes are issued in an offering not registered under the Securities Act, any additional transfer restrictions and similar or related provisions may be set forth in a supplemental indenture at the time such Additional Notes are issued.

SECTION 402 Changes to Article III of the Base Indenture

(a) Section 3.2 of the Base Indenture shall be deleted in its entirety and replaced with the following:

SECTION 3.2 DENOMINATIONS

The Notes shall be issuable only in fully registered form, without coupons, and only in minimum denominations of $2,000 (the “Minimum Denomination”) and integral multiples of $1,000 in excess thereof.

(b) Section 3.3 of the Base Indenture shall be deleted in its entirety and replaced with the following:

SECTION 3.3 EXECUTION, AUTHENTICATION AND DELIVERY AND DATING

The Notes shall be executed on behalf of each Issuer by one Officer of such Issuer. The signature of any such Officer on the Notes may be manual or by facsimile or PDF transmission.

Notes bearing the manual signature of an individual who was at any time an Officer of an Issuer shall bind such Issuer, notwithstanding that such individual has ceased to hold such office prior to the authentication and delivery of such Notes or did not hold such office at the date of such Notes.

At any time and from time to time after the execution and delivery of this Supplemental Indenture, the Issuers may deliver Notes executed by the Issuers to the Trustee for authentication; and the Trustee shall authenticate and deliver (i) Initial Notes for original issue in the aggregate principal amount not to exceed $600.0 million and (ii) Additional Notes in one or more series from time to time for original issue in aggregate principal amounts specified by the Company, in either case specified in clauses (i) and (ii) above, upon a written order of the Company in the form of an Officer’s Certificate of the Company (an “Authentication Order”). Such Officer’s Certificate shall specify the amount of Notes to be authenticated and the date on which the Notes are to be authenticated, the “CUSIP,” “ISIN,” “Common Code” or other similar identification numbers of such Notes, if any, whether the Notes are to be Initial Notes or Additional Notes and whether the Notes are to be issued as one or more Global Notes or Physical Notes and such other information as the Company may include or the Trustee may reasonably request and the Trustee shall be fully protected in conclusively relying on such Authentication Order.

All Notes shall be dated the date of their authentication.

No Note shall be entitled to any benefit under this Indenture or be valid or obligatory for any purpose, unless there appears on such Note a certificate of authentication substantially in the form provided for herein executed by the Trustee by manual signature, and such certificate upon any Note shall be conclusive evidence, and the only evidence, that such Note has been duly authenticated and delivered hereunder.

(c) Clause (1) of Section 3.9 of the Base Indenture shall be deleted in its entirety and replaced with the following:

(1) The Company may elect to make payment of any Defaulted Interest payable on any Securities of a series to the Persons in whose names such Securities (or their respective Predecessor Securities) are registered at the close of business on a Special Record Date for the payment of such Defaulted Interest, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid on each of such Securities and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Interest as provided in this clause (1). Thereupon the Company shall fix a Special Record Date for the payment of such Defaulted Interest which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee of such Special Record Date and the Trustee, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be given to each Holder of such Securities in the manner set forth in Section 13.4, not less than 10 days prior to such Special Record Date. Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been so mailed, such Defaulted Interest shall be paid to the Persons in whose names such Securities (or their respective Predecessor Securities) are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to the following Clause (2). The Trustee will not at any time be under any duty or responsibility to any Holder of Notes to determine Defaulted Interest, or with respect to the nature, extent, or calculation of the amount of Defaulted Interest owed, or with respect to the method employed in such calculation of Defaulted Interest.

ARTICLE V

REDEMPTION

SECTION 501 Changes to Article IV of the Base Indenture

Sections 4.1 through 4.7 enumerated in Article IV of the Base Indenture shall be deleted and replaced in their entirety by the following:

SECTION 4.1 RIGHT OF REDEMPTION

(a) The Notes will be redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after March 1, 2027 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail or electronically delivered (or otherwise transmitted in accordance with The Depository Trust Company’s (“DTC”) procedures) to each Holder’s registered address in accordance with Section 4.5. The Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the relevant Redemption Date (subject to Section 3.9), if redeemed during the 12-month period commencing on March 1 of the years set forth below:

Redemption Period	Price
2027	103.375%
2028	101.688%
2029 and thereafter	100.000%

(b) In addition, at any time and from time to time prior to March 1, 2027, the Company at its option may redeem up to 40% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes), with funds in an equal aggregate amount (the “Redemption Amount”) not exceeding the aggregate proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of principal amount thereof) of 106.750%, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to Section 3.9); provided, however, that if the Notes are redeemed, an aggregate principal amount of the Notes equal to at least 50% of the original aggregate principal amount of Notes (including the principal amount of any Additional Notes) must remain outstanding after each such redemption.

The Company may make such redemption upon notice mailed by first-class mail or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) to each Holder’s registered address in accordance with Section 4.5 (but in no event more than 180 days after the completion of the related Equity Offering).

(c) At any time prior to March 1, 2027, the Notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company’s option, at a price (the “Redemption Price”) equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, but not including, the Redemption Date (subject to Section 3.9). Such redemption or purchase may be made upon notice mailed by first-class mail or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) to each Holder’s registered address in accordance with Section 4.5.

“Applicable Premium” means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on March 1, 2027 (such redemption price being that described in Section 4.1(a)), plus (2) all required remaining scheduled interest payments due on the Note through March 1, 2027 (excluding accrued but unpaid interest, if any, to but not including, the Redemption Date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the Trustee.

“Treasury Rate” means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to March 1, 2027; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to March 1, 2027 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Company will (a) calculate the Treasury Rate on the second Business Day preceding the applicable Redemption Date and (b) prior to such Redemption Date, file with the Trustee an Officer’s Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

SECTION 4.2 APPLICABILITY OF ARTICLE

Redemption or purchase of Notes as permitted by Section 4.1 shall be made in accordance with this Article IV.

SECTION 4.3 ELECTION TO REDEEM; NOTICE TO TRUSTEE

In case of any redemption at the election of the Company of less than all of the Notes, the Company shall, at least two Business Days (but not more than 60 days) prior to the date on which notice is required to be mailed or caused to be mailed to Holders pursuant to Section 4.5, notify the Trustee of such Redemption Date and of the principal amount of Notes to be redeemed.

SECTION 4.4 SELECTION BY TRUSTEE OF NOTES TO BE REDEEMED

In the case of any partial redemption, if the Notes to be redeemed are not Global Notes, the Trustee shall select the Notes to be redeemed or purchased (i) if the Notes are listed on any national securities exchange and the Trustee has been notified by the Company of such listing, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (ii) on a pro rata basis to the extent practical, although no Note of the Minimum Denomination in original principal amount or less will be redeemed in part. Notes to be redeemed that are Global Notes will be selected in accordance with DTC procedures.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. On and after the Redemption Date, interest will cease to accrue on Notes or portions thereof called for redemption.

For all purposes of this Indenture, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Note redeemed or to be redeemed only in part, to the portion of the principal of such Note that has been or is to be redeemed.

SECTION 4.5 NOTICE OF REDEMPTION

Notice of redemption or purchase as provided in Section 4.1 shall be delivered electronically if held at the Depositary or mailed by first-class mail, postage prepaid not less than 10 nor more than 60 days before the Redemption Date, to each Holder of Notes to be redeemed, at such Holder’s address appearing in the Note Register.

Any such notice shall identify the Notes to be redeemed (including CUSIP, ISIN or Common Code number(s)) and shall state:

(1) the expected Redemption Date,

(2) the redemption price (or the formula by which the redemption price will be determined),

(3) if less than all Outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the portion of the respective principal amounts) of the Notes to be redeemed,

(4) that, on the Redemption Date, the redemption price will become due and payable upon each such Note, and that, unless the Company defaults in making such redemption payment or the Paying Agent is prohibited from making such payment pursuant to the terms of this Indenture, interest thereon shall cease to accrue from and after said date, and

(5) the place where such Notes are to be surrendered for payment of the redemption price.

Notice of any redemption upon any corporate transaction or other event (including any Equity Offering, incurrence of Indebtedness, Change of Control, Asset Disposition or other transaction) may be given prior to the completion of such transaction or event. In addition, any redemption described above or notice thereof may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction or other event. If any redemption is so subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition and, if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion) (even if delayed to a date more than 60 days after the date on which the notice of redemption is first sent), and/or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date as so delayed, and/or that such notice may be rescinded at any time by the Company if the Company determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). The Company should provide written notice to the Trustee by 10:00 am New York time on the redemption date (subject to DTC procedures) stating that such condition has not been satisfied, the notice of redemption is rescinded or delayed, and the redemption shall not occur or shall be delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Notice of such redemption or purchase of Notes to be so redeemed or purchased at the election of the Company shall be given by the Company or, at the Company’s request (made to the Trustee at least two Business Days (or such shorter period as shall be satisfactory to the Trustee) prior to the date on which such notice is required to be delivered, mailed or caused to be delivered or mailed to Holders pursuant to this Section 4.5), by the Trustee in the name and at the expense of the Company. Any such request will be made pursuant to an Officer’s Certificate and will set forth the information to be stated in such notice, as provided by this Section 4.5.

The notice if mailed in the manner herein provided shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice by mail or any defect in the notice to the Holder of any Note designated for redemption as a whole or in part shall not affect the validity of the proceedings for the redemption of any other Note.

SECTION 4.6 DEPOSIT OF REDEMPTION PRICE

On or prior to 11:00 a.m., New York City time, on any Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, the Company shall segregate and hold in trust as provided in Section 6.3) an amount of money sufficient to pay the redemption price of, and any accrued and unpaid interest on, all the Notes or portions thereof which are to be redeemed on that date.

SECTION 4.7 NOTES PAYABLE ON REDEMPTION DATE

Notice of redemption having been given as provided in this Article IV, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the redemption price herein specified and from and after such date (unless the Company shall default in the payment of the redemption price or the Paying Agent is prohibited from paying the redemption price pursuant to the terms of this Indenture) such Notes shall cease to bear interest. Upon surrender of such Notes for redemption in accordance with such notice, such Notes shall be paid by the Company at the redemption price. Installments of interest whose Interest Payment Date is on or prior to the Redemption Date shall be payable to the Holders of such Notes registered as such on the relevant Regular Record Dates according to their terms and the provisions of Section 3.9.

On and after any Redemption Date, if money sufficient to pay the redemption price of and any accrued and unpaid interest on Notes called for redemption shall have been made available in accordance with Section 4.6, the Notes (or the portions thereof) called for redemption will cease to accrue interest and the only right of the Holders of such Notes (or portions thereof) will be to receive payment of the redemption price of and, subject to the last sentence of the preceding paragraph, any accrued and unpaid interest on such Notes (or portions thereof) to the Redemption Date. If any Note (or portion thereof) called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate borne by the Note (or portion thereof).

SECTION 4.8 NOTES REDEEMED IN PART

Any Note that is to be redeemed only in part shall be surrendered at the Place of Payment (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or its attorney duly authorized in writing) and the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

ARTICLE VI

SINKING FUNDS

SECTION 601 Applicability of Article V of the Base Indenture

Article V (“Sinking Funds”) of the Base Indenture shall not be applicable to the Notes.

ARTICLE VII

COVENANTS

SECTION 701 Changes to Article VI of the Base Indenture

Section 6.1 through 6.7 enumerated in Article VI of the Base Indenture shall be deleted in their entirety and replaced with the following:

SECTION 6.1 PAYMENT OF PRINCIPAL, PREMIUM AND INTEREST

The Issuers shall duly and punctually pay the principal of (and premium, if any) and interest on the Notes in accordance with the terms of the Notes and this Indenture. Principal amount (and premium, if any) and interest on the Notes shall be considered paid on the date due if either Issuer shall have deposited with the Paying Agent (if other than the Company or a wholly-owned Domestic Subsidiary of the Company) as of 11:00 a.m. New York City time on the due date money in immediately available funds and designated for and sufficient to pay all principal amount (and premium, if any) and interest then due.

SECTION 6.2 MAINTENANCE OF OFFICE OR AGENCY

(a) The Company shall maintain in the United States an office or agency where Notes may be presented or surrendered for payment, where Notes may be surrendered for transfer or exchange and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and of any change in the location, of such office or agency. If at any time the Company shall fail to maintain such office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all purposes and may from time to time rescind such designations.

The Company hereby designates the Corporate Trust Office of the Trustee or its Agent, as such office or agency of the Company in accordance with Section 3.6; provided that no office of the Trustee shall be an office or agency of the Company for the purpose of service of legal process on any Issuer or any Guarantor.

SECTION 6.3 MONEY FOR PAYMENTS TO BE HELD IN TRUST

If the Company shall at any time act as Paying Agent, it shall, on or before 11:00 a.m., New York City time, on each due date of the principal of (and premium, if any) or interest on, any of the Notes, segregate and hold in trust for the benefit of the Persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums shall be paid to such Persons or otherwise disposed of as herein provided, and shall promptly notify the Trustee of its action or failure so to act.

If the Company is not acting as Paying Agent, it shall, on or prior to 11:00 a.m., New York City time, on each due date of the principal of (and premium, if any) or interest on, any Notes, deposit with a Paying Agent a sum sufficient to pay the principal (and premium, if any) or interest, so becoming due, such sum to be held in trust for the benefit of the Persons entitled to such principal, premium or interest, and (unless such Paying Agent is the Trustee) the Company shall promptly notify the Trustee of its action or failure so to act.

If the Company is not acting as Paying Agent, the Company shall cause any Paying Agent other than the Trustee to execute and deliver to the Trustee an instrument in which such Paying Agent shall agree with the Trustee, subject to the provisions of this Section 6.3, that such Paying Agent shall:

(i) hold all sums held by it for the payment of principal of (and premium, if any) or interest on Notes in trust for the benefit of the Persons entitled thereto until such sums shall be paid to such Persons or otherwise disposed of as herein provided;

(ii) give the Trustee notice of any default by the Issuers (or any other obligor upon the Notes) in the making of any such payment of principal (and premium, if any) or interest;

(iii) at any time during the continuance of any such default, upon the written request of the Trustee, forthwith pay to the Trustee all sums so held in trust by such Paying Agent; and

(iv) acknowledge, accept and agree to comply in all respects with the provisions of this Indenture and TIA relating to the duties, rights and liabilities of such Paying Agent.

The Company may at any time, for the purpose of obtaining the satisfaction and discharge of this Indenture or for any other purpose, pay, or by Company Order direct any Paying Agent to pay, to the Trustee all sums held in trust by the Company or such Paying Agent, such sums to be held by the Trustee upon the same trusts as those upon which such sums were held by the Company or such Paying Agent; and, upon such payment by any Paying Agent to the Trustee, such Paying Agent shall be released from all further liability with respect to such money.

Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by either Issuer, in trust for the payment of the principal of (and premium, if any) or interest on any Note and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall be paid to the Company on Company Request, or (if then held by either Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuers for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of either Issuer as trustee thereof, shall thereupon cease.

SECTION 6.4 SEC REPORTS

Notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the Notes are Outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. The Company will also, within 15 days after the date on which the Company was so required to file or would be so required to file if the Company were so subject, transmit by mail to all Holders, as their names and addresses appear in the Note Register, and to the Trustee (or make available on a Company website) copies of any such information, documents and reports (without exhibits) so required to be filed. Notwithstanding the foregoing, if any audited or reviewed financial statements or information required to be included in any such filing are not reasonably available on a timely basis as a result of the Company’s accountants not being “independent” (as defined pursuant to the Exchange Act and the rules and regulations of the SEC thereunder), the Company may, in lieu of making such filing or transmitting or making available the information, documents and reports so required to be filed, elect to make a filing on an alternative form or transmit or make available unaudited or unreviewed financial statements or information substantially similar to such required audited or reviewed financial statements or information, provided that (a) the Company shall in any event be required to make such filing and so transmit or make available such audited or reviewed financial statements or information no later than the first anniversary of the date on which the same was otherwise required pursuant to the preceding provisions of this paragraph (such initial date, the “Reporting Date”) and (b) if the Company makes such an election and such filing has not been made, or such information, documents and reports have not been transmitted or made available, as the case may be, within 90 days after such Reporting Date, liquidated damages will accrue on the Notes at a rate of 0.50% per annum from the date that is 90 days after such Reporting Date to the earlier of (x) the date on which such filing has been made, or such information, documents and reports have been transmitted or made available, as the case may be, and (y) the first anniversary of such Reporting Date (provided that not more than 0.50% per annum in liquidated damages shall be payable for any period regardless of the number of such elections by the Company). The Company will be deemed to have satisfied the requirements of this Section 6.4 if any Parent files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by such Parent. The Company also will comply with the other provisions of TIA § 314(a). Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Indenture or the Notes (as to which the Trustee shall have no duty to monitor and shall be entitled to rely exclusively on Officer’s Certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s, the Co-Issuer’s or any other person’s compliance with the covenants in the Indenture or to determine whether any such reports, information or other documents are filed with the SEC through the SEC’s EDGAR filing system (or any successor filing system) or posted on any website, on Intralinks or any comparable password-protected online data system or to examine such reports, information or documents to ensure compliance with the provisions of the Indenture or to ascertain the correctness or otherwise of the information or the statements contained therein or to participate in any conference calls.

SECTION 6.5 STATEMENT AS TO DEFAULT

Each Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Company ending after October 1, 2023, an Officer’s Certificate (which may be a single Officer’s Certificate for both Issuers) to the effect that to the best knowledge of the signer thereof on behalf of such Issuer, such Issuer is or is not in default in the performance and observance of any of the terms, provisions and conditions of this Indenture applicable to such Issuer (without regard to any period of grace or requirement of notice provided hereunder) and, if such Issuer shall be in default, specifying all such defaults and the nature and status thereof of which such signer may have knowledge. To the extent required by the TIA, each Guarantor shall comply with TIA § 314(a)(4). The individual signing any certificate given by any Person pursuant to this Section 6.5 shall be the principal executive, financial or accounting officer of such Person, in compliance with TIA § 314(a)(4).

SECTION 6.6 LIMITATION ON INDEBTEDNESS

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness (including Acquired Indebtedness); provided, however, that the Company and any Restricted Subsidiary may Incur Indebtedness (including Acquired Indebtedness), if on the date of the Incurrence and after giving pro forma effect thereto (including pro forma application of the proceeds thereof) the Consolidated Coverage Ratio would have been at least 2.00:1.00.

(b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i) Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers’ acceptances issued or created thereunder) and Indebtedness Incurred other than under any Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $1,400.0 million, plus (B) the greater of (x) $600.0 million and (y) an amount equal to (1) the Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Domestic Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b), plus (C) in the event of any refinancing of any such Indebtedness, the aggregate amount of interest and fees, underwriting discounts, premiums, defeasance costs and other costs and expenses incurred in connection with such refinancing;

(ii) Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

(iii) Indebtedness represented by the Notes (other than any Additional Notes), any Indebtedness (other than the Indebtedness described in clause (ii) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

(iv) Purchase Money Obligations and Capitalized Lease Obligations, finance lease obligations or mortgage financings, Disqualified Stock issued by the Company or any Restricted Subsidiaries and Preferred Stock issued by Restricted Subsidiaries to finance all or any part of the acquisition, purchase, lease, construction, rental payments, design, installation, repair, replacement or improvement of property (real or personal), vehicles, plant or equipment or other fixed or capital assets (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $330.0 million and 12.5% of Consolidated Total Assets;

(v) Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries;

(vi) (A) Guarantees (including any future Guarantees) by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of this Section 6.6), or (B) without limiting Section 6.11, Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of this Section 6.6);

(vii) Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

(viii) Indebtedness of the Company or any Restricted Subsidiary (A) in respect of letters of credit, bankers’ acceptances, bank guarantees, discounted bills of exchange or other similar instruments supporting trade payables or discounting or factoring of receivables, warehouse receipts or similar facilities, and reinvestment and reimbursement obligations related thereto or relating to liabilities or obligations Incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers’ compensation statutes), or (B) constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers compensation claims or similar obligations incurred in the ordinary course of business or any governmental requirements, or completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, or advance payments, customs, VAT or other tax guarantees or similar instruments provided by the Company or any Restricted Subsidiary or liabilities Incurred in connection with the cash management, cash pooling, tax and accounting operations of the Company or any Restricted Subsidiary, or other similar obligations Incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes, or (D) Management Guarantees, or (E) the financing of insurance premiums in the ordinary course of business, or (F) netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains an overdraft, cash pooling or other similar facility or arrangement;

(ix) Indebtedness (A) of a Special Purpose Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition or (B) otherwise Incurred in connection with a Special Purpose Financing; provided that (1) such Indebtedness is not recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), (2) in the event such Indebtedness shall become recourse to the Company or any Restricted Subsidiary that is not a Special Purpose Subsidiary (other than with respect to Special Purpose Financing Undertakings), such Indebtedness will be deemed to be, and must be classified by the Company as, Incurred at such time (or at the time initially Incurred) under one or more of the other provisions of this covenant for so long as such Indebtedness shall be so recourse; and (3) in the event that at any time thereafter such Indebtedness shall comply with the provisions of the preceding subclause (1), the Company may classify such Indebtedness in whole or in part as Incurred under this Section 6.6(b)(ix);

(x) Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (including Indebtedness Incurred to finance, or otherwise Incurred in connection with, such acquisition), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (A) the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above or (B) the Consolidated Coverage Ratio of the Company would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect thereto; and any Refinancing Indebtedness with respect to any such Indebtedness;

(xi) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to (A) (1) the Foreign Borrowing Base less (2) the aggregate principal amount of Indebtedness Incurred by Special Purpose Subsidiaries that are Foreign Subsidiaries and then outstanding pursuant to clause (ix) of this paragraph (b) plus (B) in the event of any refinancing of any Indebtedness Incurred under this clause (xi), the aggregate amount of interest and fees, underwriting discounts, premiums, defeasance costs and other costs and expenses incurred in connection with such refinancing;

(xii) Contribution Indebtedness and any Refinancing Indebtedness with respect thereto; and

(xiii) Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to the greater of $330.0 million and 12.5% of Consolidated Total Assets.

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this Section 6.6, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this Section 6.6) arising under any Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) the accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness, the payment of dividends on Disqualified Stock in the form of additional shares of Disqualified Stock, accretion or amortization of original issue discount or liquidation preferences and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate or currencies will not be deemed to be an incurrence of Indebtedness for purposes of this Section 6.6; (iii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraphs (a) and (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such paragraphs or clauses thereof (including in part under one such paragraph or clause thereof and in part under another such paragraph or clause thereof); and (iv) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP and the principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on a consolidated balance sheet of the Company dated such date prepared in accordance with GAAP.

(d) For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being Incurred), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to a Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Credit Facilities shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(e) If Indebtedness, Disqualified Stock or Preferred Stock originally incurred in reliance upon a percentage of Consolidated Total Assets under this Section 6.6 is being refinanced and such refinancing would cause the maximum amount of Indebtedness, Disqualified Stock or Preferred Stock thereunder to be exceeded at such time, then such refinancing will nevertheless be permitted thereunder and such additional Indebtedness, Disqualified Stock or Preferred Stock will be deemed to have been incurred under the applicable provision so long as the principal amount or liquidation preference of such refinancing Indebtedness, Disqualified Stock or Preferred Stock does not exceed the principal amount or liquidation preference of Indebtedness, Disqualified Stock or Preferred Stock being refinanced, plus additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest or dividends, premiums (including tender premiums), defeasance costs, underwriting or initial purchaser discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing.

SECTION 6.7 LIMITATION ON RESTRICTED PAYMENTS

(a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends, payments or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends, payments or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend, payment or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary (other than any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof), (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, repurchase, redemption, defeasance, other acquisition or retirement or Investment as set forth in clauses (i) through (iv) above, referred to as a “Restricted Payment”), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1) a Default shall have occurred and be continuing (or would result therefrom);

(2) the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to Section 6.6(a); or

(3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

(A) an amount (which may not be less than zero) equal to 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on October 1, 2015 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available;

(B) the aggregate Net Cash Proceeds and the Fair Market Value of property or assets (x)(i) received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Issue Date (other than Excluded Contributions and Contribution Amounts) or (ii) that becomes part of the capital of the Company or a Restricted Subsidiary through consolidation or merger following the Issue Date and (y) received by the Company or any Restricted Subsidiary from the issuance and sale by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness (other than to the Company or any Restricted Subsidiary) that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock) or Capital Stock of any Parent, plus the amount of any cash and the Fair Market Value of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

(C) the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, including dividends or other distributions related to dividends or other distributions made pursuant to clause (x) of the following paragraph (b), or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date;

(D) the aggregate Net Cash Proceeds and the Fair Market Value of property or assets received by the Company or a Restricted Subsidiary from the sale or other disposition, liquidation or repayment (including by way of dividends) of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments); and

(E) $350.0 million.

(b) The provisions of Section 6.7(a) do not prohibit any of the following (each, a “Permitted Payment”):

(i) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a substantially concurrent capital contribution to the Company, in each case other than Excluded Contributions and Contribution Amounts; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under Section 6.7(a)(3)(B);

(ii) any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with Section 6.6, (x) from Net Available Cash to the extent permitted by Section 6.9, (y) following the occurrence of a Change of Control (or other similar event described therein as a “change of control”), but only if the Company shall have complied with Section 6.13 and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

(iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with Section 6.7(a);

(iv) Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

(v) loans, advances, dividends or distributions by the Company to any Parent to permit any Parent to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of any Parent or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors, such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (x) (1) $25.0 million, plus (2) $5.0 million multiplied by the number of calendar years that have commenced since the Issue Date, plus (y) the Net Cash Proceeds received by the Company since the Issue Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under Section 6.7(a)(3)(B)(x), plus (z) the cash proceeds of key man life insurance policies received by the Company or any Restricted Subsidiary (or by any Parent and contributed to the Company) since the Issue Date to the extent such cash proceeds are not included in any calculation under Section 6.7(a)(3)(A);

(vi) the payment by the Company of, or loans, advances, dividends or distributions by the Company to any Parent to pay, dividends on the common stock or equity of the Company or any Parent following a public offering of such common stock or equity in an amount not to exceed in any fiscal year the greater of (A) 6.0% of the aggregate gross proceeds received by the Company (whether directly, or indirectly through a contribution to common equity capital) in or from such public offering and (B) 5.0% of Market Capitalization;

(vii) Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed an amount (net of repayments of any such loans or advances) equal to the greater of $330.0 million and 12.5% of Consolidated Total Assets;

(viii) loans, advances, dividends or distributions to any Parent or other payments by the Company or any Restricted Subsidiary (A) pursuant to the Tax Sharing Agreement or (B) to pay or permit any Parent to pay any Parent Expenses or any Related Taxes;

(ix) payments by the Company, or loans, advances, dividends or distributions by the Company to any Parent to make payments, to holders of Capital Stock of the Company or any Parent in lieu of issuance of fractional shares of such Capital Stock, not to exceed $5.0 million in the aggregate outstanding at any time;

(x) dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries;

(xi) the declaration and payment of dividends to holders of any class or series of Disqualified Stock, or of any Preferred Stock of a Restricted Subsidiary, Incurred in accordance with the terms of Section 6.6; and

(xii) other Restricted Payments if, immediately after giving effect to such Restricted Payment (including the incurrence of any Indebtedness to finance such payment) as if it had occurred at the beginning of the most recently ended four full fiscal quarters for which consolidated financial statements of the Company are available, the Consolidated Total Leverage Ratio would have been less than or equal to 3.25:1.00;

provided, that (A) in the case of clauses (iii), (vi) and (xii), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of clause (v), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under clause (v) that is in excess of 50% of the total amount of Permitted Payments then permitted under clause (v) shall be included in such calculation of the amount of Restricted Payments, (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (D) solely with respect to clauses (vii) and (xii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto.

(c) For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment or Investment (or a portion thereof) meets the criteria of Section 6.7(b)(i) through (xii) above or is entitled to be made pursuant to Section 6.7(a) and/or one or more of the exceptions contained in the definition of “Permitted Investments,” the Company will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment or Investment (or portion thereof) among such Section 6.7(b)(i) through (xii) and Section 6.7(a) and/or one or more of the exceptions contained in the definition of “Permitted Investments,” in a manner that otherwise complies with this Section 6.7.

SECTION 6.8 LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company (provided that dividend or liquidation priority between classes of Capital Stock, or subordination of any obligation (including the application of any remedy bars thereto) to any other obligation, will not be deemed to constitute such an encumbrance or restriction), except any encumbrance or restriction:

(1) pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, this Indenture or the Notes;

(2) pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if a Person other than the Company is the Successor Company with respect thereto, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes such Successor Company;

(3) pursuant to an agreement or instrument (a “Refinancing Agreement”) effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this Section 6.8 or this clause (3) (an “Initial Agreement”) or contained in any amendment, supplement or other modification to an Initial Agreement (an “Amendment”); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment taken as a whole are not materially less favorable to the Holders of the Notes than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

(4) (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by this Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary, or (I) pursuant to Hedging Obligations;

(5) with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(6) by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses;

(7) pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of Section 6.6 (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition by or to or in favor of any Special Purpose Entity; or

(8) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (7) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, no more restrictive in any material respect with respect to such encumbrance and other restrictions, taken as a whole, than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

SECTION 6.9 LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

(a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

(i) the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $50.0 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration),

(ii) in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value in excess of $50.0 million, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

(iii) an amount equal to 100% (or 50% if immediately after giving effect to such Asset Disposition as if it had occurred at the beginning of the most recently ended four full fiscal quarters for which consolidated financial statements of the Company are available, the Consolidated Total Leverage Ratio would have been less than or equal to 3.25:1.00) of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows within 450 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash (a binding commitment entered into within such 450 day period shall be treated as a permitted application of the Net Available Cash so long as such Net Available Cash shall be applied to satisfy such commitment within 180 days of the date of such commitment):

(A) first, either (x) to the extent the Company elects (or is required by the terms of any Bank Indebtedness, any Senior Indebtedness of the Company or any Subsidiary Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor), to prepay, repay or purchase any such Indebtedness or (in the case of letters of credit, bankers’ acceptances or other similar instruments) cash collateralize any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary), or (y) to the extent the Company or such Restricted Subsidiary elects, to invest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with an amount equal to Net Available Cash received by the Company or another Restricted Subsidiary), provided that if such investment in Additional Assets is a project authorized by the Board of Directors that will take longer than the period described in Section 6.9(a)(iii) above to complete, within the period of time necessary to complete such project;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the “Excess Proceeds”), to make an offer to purchase Notes and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay any other Senior Indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to Section 6.9(b) and Section 6.9(c) and the agreements governing such other Indebtedness; and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of this Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this Section 6.9, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash or equivalent amount in accordance with this Section 6.9 except to the extent that the aggregate Net Available Cash from all Asset Dispositions or equivalent amount that is not applied in accordance with this Section 6.9 exceeds $100.0 million. If the aggregate principal amount of Notes or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary, (6) Additional Assets and (7) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to the greater of $165.0 million and 5.75% of Consolidated Total Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) In the event of an Asset Disposition that requires the purchase of Notes pursuant to Section 6.9(a)(iii)(B), the Company will be required to purchase Notes tendered pursuant to an offer by the Company for the Notes (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the Purchase Date in accordance with the procedures (including prorating in the event of oversubscription) set forth in Section 6.9(c). If the aggregate purchase price of the Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of Notes, the remaining Net Available Cash will be available to the Company for use in accordance with Section 6.9(a)(iii)(B) (to repay other Indebtedness of the Company or a Restricted Subsidiary) or Section 6.9(a)(iii)(C). The Company shall not be required to make an Offer for Notes pursuant to this Section 6.9 if the Net Available Cash available therefor (after application of the proceeds as provided in Section 6.9(a)(iii)(A)) is less than $100.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). No Note will be repurchased in part if less than the Minimum Denomination in original principal amount of such Note would be left outstanding.

(c) The Company shall, not later than 45 days after the Company becomes obligated to make an Offer pursuant to this Section 6.9, mail a notice to each Holder with a copy to the Trustee stating: (1) that an Asset Disposition that requires the purchase of a portion of the Notes has occurred and that such Holder has the right (subject to the prorating described below) to require the Company to purchase a portion of such Holder’s Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to Section 3.9); (2) the circumstances and relevant facts and financial information regarding such Asset Disposition; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed; (4) the instructions determined by the Company, consistent with this Section 6.9, that a Holder must follow in order to have its Notes purchased; and (5) the amount of the Offer. If, upon the expiration of the period for which the Offer remains open, the aggregate principal amount of Notes surrendered by Holder exceeds the amount of the Offer, the Company shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $2,000 or integral multiples of $1,000 in excess thereof shall be purchased).

(d) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 6.9. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 6.9, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 6.9 by virtue thereof.

(e) Notwithstanding any other provisions of this Section 6.9, (i) to the extent that any of or all the Net Available Cash of any Asset Disposition received or deemed to be received by a Foreign Subsidiary (a “Foreign Disposition”) is (x) prohibited or delayed by applicable local law, (y) restricted by applicable organizational documents or any agreement or (z) subject to other onerous organizational or administrative impediments from being repatriated to the United States, the portion of such Net Available Cash so affected will not be required to be applied in compliance with this Section 6.9, and such amounts may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law, documents or agreements will not permit repatriation to the United States (the Company hereby agreeing to use reasonable efforts (as determined in the Company’s reasonable business judgment) to otherwise cause the applicable Foreign Subsidiary to within one year following the date on which the respective payment would otherwise have been required, promptly take all commercially reasonable actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if within one year following the date on which the respective payment would otherwise have been required, such repatriation of any of such affected Net Available Cash is permitted under the applicable law, applicable organizational impediments or other impediment, such repatriation will be promptly effected and the amount of such repatriated Net Available Cash will be promptly (and in any event not later than five (5) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) in compliance with this Section 6.9 and (ii) to the extent that the Company has determined in good faith that repatriation of any of or all the Net Available Cash of any Foreign Disposition would have an adverse tax consequence (which for the avoidance of doubt, includes, but is not limited to, any repatriation whereby doing so the Company, any of its Subsidiaries or any of their respective affiliates and/or equity owners would incur a tax liability, including as a result of a dividend or deemed dividend, or a withholding tax) with respect to such Net Available Cash, the Net Available Cash so affected may be retained by the applicable Foreign Subsidiary. The non-application of any prepayment amounts as a consequence of the foregoing provisions will not, for the avoidance of doubt, constitute a Default or an Event of Default.

SECTION 6.10 LIMITATION ON TRANSACTIONS WITH AFFILIATES

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an “Affiliate Transaction”) unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $35.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Board of Directors of the Company.

(b) The provisions of Section 6.10(a) will not apply to:

(i) any Restricted Payment Transaction,

(ii) (1) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries (as determined in good faith by the Company or such Subsidiary), (4) any transaction with an officer or director in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof (or in reimbursement of any expenses referred to in the definition of such term),

(iii) any transaction between or among any of the Company, one or more Restricted Subsidiaries, or one or more Special Purpose Entities,

(iv) any transaction arising out of agreements or instruments in existence on the Issue Date (including, without limitation, the Tax Sharing Agreement), and any payments made pursuant thereto,

(v) any transaction in the ordinary course of business on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

(vi) any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity,

(vii) any transaction as to which a fairness opinion of a nationally recognized appraisal or investment banking firm is delivered to the Trustee; and

(viii) any issuance or sale of Capital Stock (other than Disqualified Stock) of the Company or capital contribution to the Company.

SECTION 6.11 LIMITATION ON LIENS

The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of this Indenture or thereafter acquired, securing any Indebtedness (the “Initial Lien”), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under this Indenture and the Notes or, in respect of Liens on any Restricted Subsidiary’s property or assets, any Subsidiary Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Subsidiary Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, (ii) in the case of any such Lien in favor of any such Subsidiary Guarantee, upon the termination and discharge of such Subsidiary Guarantee in accordance with the terms of Section 12.4 or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by Section 7.1) to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

For purposes of this Section 6.11, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in the definition of “Permitted Liens” but may be permitted in part under any combination thereof and (B) in the event that a Lien meets the criteria of more than one of the types of Permitted Liens, the Company, in its sole discretion, will classify, and may reclassify, such Lien and only be required to include the amount and type of such Lien as a Permitted Lien, and a Lien may be divided and classified and reclassified into more than one of such types of Liens. In addition, (1) for purposes of calculating compliance with the foregoing covenant, in no event will the amount of any Indebtedness or Liens securing any Indebtedness be required to be included more than once despite the fact more than one Person is or becomes liable with respect to such Indebtedness and despite the fact such Indebtedness is secured by the property of more than one Person (for example, and for avoidance of doubt, in the case where there are Liens on the property of one or more of the Company and its Subsidiaries securing any Indebtedness, the amount of such Indebtedness secured shall only be included once for purposes of such calculations) and (2) the expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of original issue discount and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 6.11.

SECTION 6.12 FUTURE SUBSIDIARY GUARANTORS

From and after the Issue Date, the Company will cause each Domestic Subsidiary that guarantees, directly or indirectly, payment by the Company of any Indebtedness of the Company under a Credit Facility (or other Indebtedness that is Incurred under Section 6.6(b)(i)) or Public Debt to execute and deliver to the Trustee a supplemental indenture or other instrument pursuant to which such Domestic Subsidiary will guarantee payment of the Notes, whereupon such Domestic Subsidiary will become a Subsidiary Guarantor for all purposes under this Indenture. The Company will also have the right to cause any other Subsidiary to so guarantee payment of the Notes.

SECTION 6.13 PURCHASE OF NOTES UPON A CHANGE OF CONTROL

(a) Upon the occurrence after the Issue Date of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part of the Notes of such Holder at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but not including, the date of repurchase (the “Change of Control Settlement Date”) (subject to Section 3.9); provided, however, that the Company shall not be obligated to repurchase Notes pursuant to this Section 6.13 in the event that it has exercised its right to redeem all of the Notes as provided in Article IV.

(b) Unless the Company has exercised its right to redeem all the Notes as described in Article IV, the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date

(which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (4) the instructions determined by the Company, consistent with this Section 6.13, that a Holder must follow in order to have its Notes purchased; and (5) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control. No Note will be repurchased in part if less than $2,000 in original principal amount of such Note would be left outstanding.

(c) The Company will not be required to make a Change of Control Offer upon a Change of Control if (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (b) notice of redemption of all outstanding Notes has been given pursuant to the Indenture, unless and until there is a default in payment of the applicable redemption price or (c) in connection with or in contemplation of any Change of Control, the Company has made an offer to purchase any and all outstanding Notes validly tendered at a cash price equal to or higher than the Change of Control payment (an “Alternate Offer”) and has purchased all outstanding Notes properly tendered in accordance with the terms of such Alternate Offer.

(d) If Holders of not less than 90% in aggregate principal amount of all outstanding Notes validly tender and do not withdraw such Notes in connection with any tender offer or other offer to purchase the Notes (including pursuant to a Change of Control Offer or an offer to purchase with the proceeds from any Asset Disposition) and the Company, or any other Person making such offer in lieu of the Company, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable price paid to holders in such purchase, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date).

(e) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 6.13. To the extent that the provisions of any securities laws or regulations conflict with provisions of this Section 6.13, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 6.13 by virtue thereof.

(d) Any notice in respect of a Change of Control Offer or Alternate Offer may be sent prior to the occurrence of a Change of Control if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer or Alternate Offer is made, to the extent that such notice states that the Change of Control Offer or Alternate Offer is conditional on the occurrence of such Change of Control and describes each such condition, and, if applicable, stating that, in the Company’s discretion, the Change of Control Settlement Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion), or that such purchase may not occur and such notice may be rescinded in the event that the Company shall determine that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the Change of Control Settlement Date, or by the Change of Control Settlement Date as so delayed, or such notice may be rescinded at any time in the Company’s discretion if in the good faith judgment of the Company any or all such conditions will not be satisfied.

SECTION 6.14 SUSPENSION OF COVENANTS ON ACHIEVEMENT OF INVESTMENT GRADE RATING

(a) If on any day following the Issue Date (i) the Notes have Investment Grade Ratings from at least two Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture, then, beginning on that day (the “Suspension Date”) subject to the provisions of the following paragraph, the covenants in Section 6.6, Section 6.7, Section 6.8, Section 6.9, Section 6.10, Section 6.12, and Section 7.1(a)(iii) (collectively, the “Suspended Covenants”) will be suspended. During any period that the foregoing covenants have been suspended, the Board of Directors may not designate any Subsidiaries of the Company as Unrestricted Subsidiaries unless such designation would have complied with Section 6.7 as if Section 6.7 would have been in effect during such period.

(b) If on any day subsequent to the Suspension Date one or both of the Rating Agencies downgrade the ratings assigned to the Notes below an Investment Grade Rating or a Default or an Event of Default occurs and is continuing, the foregoing covenants will be reinstated as of and from the date of such rating decline (any such date, a “Reversion Date”). The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.” Upon such reinstatement, all Indebtedness Incurred during the Suspension Period will be deemed to have been Incurred under the exception provided by Section 6.6(b)(iii). With respect to Restricted Payments made after any such reinstatement, the amount of Restricted Payments will be calculated as if Section 6.7 had been in effect since the Issue Date but excluding the Suspension Period. For purposes of Section 6.9, upon the occurrence of a Reversion Date the amount of Excess Proceeds not applied in accordance with such covenant will be deemed to be reset to zero.

(c) During the Suspension Period, any reference in the definitions of “Permitted Liens” and “Unrestricted Subsidiary” to Section 6.6 or any provision thereof shall be construed as if such covenant were in effect during the Suspension Period.

Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of any failure by the Company or any Subsidiary to comply with the Suspended Covenants during any Suspension Period (or upon termination of the Suspension Period or after that time arising out of events that occurred or actions taken during the Suspension Period) and the Company and any Subsidiary will be permitted, without causing a Default or Event of Default or breach of any kind under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby.

(d) The Company shall deliver promptly to the Trustee an Officer’s Certificate notifying it of the occurrence of any Suspension Date or any Reversion Date. The Trustee may provide a copy of such Officer’s Certificate to any Holder upon receipt of written request. The Trustee shall have no independent obligation to determine if a Suspension Period has commenced or terminated or to notify Holders regarding the same.

SECTION 6.15 LIMITED CONDITION TRANSACTION

When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Indebtedness and the use of the proceeds thereof, the Incurrence of Liens, repayments, Restricted Payments and Asset Dispositions), in each case, at the option of the Company (the Company’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a dividend or similar event) and if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Indebtedness and the use of proceeds thereof, the Incurrence of Liens, repayments, Restricted Payments and Asset Dispositions) and any related pro forma adjustments, the Company or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes; provided that (a) compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Indebtedness and the use of proceeds thereof, the Incurrence of Liens, repayments, Restricted Payments and Asset Dispositions) and (b) Consolidated EBITDA for purposes of the Consolidated Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Company in good faith. For the avoidance of doubt, if the Company has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of the Company (as applicable), such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations (and no Default or Event of Default shall be deemed to have occurred due to such failure to comply), and (2) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

ARTICLE VIII

SUCCESSOR CORPORATION

SECTION 801 Changes to Article VII of the Base Indenture

Sections 7.1 and 7.2 enumerated in Article VII of the Base Indenture shall be deleted in their entirety and replaced with the following:

SECTION 7.1 WHEN THE COMPANY MAY MERGE, ETC.

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

(i) the resulting, surviving or transferee Person (the “Successor Company”) will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the Notes and this Indenture by executing and delivering to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee;

(ii) immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

(iii) immediately after giving effect to such transaction, either (A) the Successor Company could Incur at least $1.00 of additional Indebtedness pursuant to Section 6.6(a) or (B) the Consolidated Coverage Ratio of the Company (or, if applicable, the Successor Company with respect thereto) would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

(iv) each Guarantor (other than (x) any Guarantor that will be released from its obligations under its Guarantee in connection with such transaction and (y) any party to any such consolidation or merger) shall have delivered a supplemental indenture in form reasonably satisfactory to the Trustee, confirming its Guarantee (other than any Guarantee that will be discharged or terminated in connection with such transaction) shall apply to such Person’s obligations under the Indenture and the Notes; and

(v) the Company will have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in Section 7.1(b).

Any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this Section 7.1, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with Section 6.6.

(b) Clauses (ii) and (iii) of Section 7.1(a) will not apply to any transaction in which (1) any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or (2) the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof.

SECTION 7.2 SUCCESSOR COMPANY SUBSTITUTED

Upon any transaction involving the Company in accordance with Section 7.1 in which the Company is not the Successor Company, the Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under this Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets shall not be released from the obligation to pay the principal of and interest on the Notes.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

SECTION 901 Changes to Article VIII of the Base Indenture

Sections 8.1 through 8.15 enumerated in Article VIII of the Base Indenture shall be deleted in their entirety and replaced with the following:

SECTION 8.1 EVENTS OF DEFAULT

An “Event of Default” means the occurrence of the following:

(i) a default in any payment of interest on any Note when due, continued for a period of 30 days;

(ii) a default in the payment of principal of any Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(iii) the failure by the Company to comply with its obligations under Section 7.1(a);

(iv) the failure by the Company to comply for 30 days after the notice specified in the penultimate paragraph of this Section 8.1 with any of its obligations under Section 6.13 (other than a failure to purchase the Notes);

(v) the failure by the Company to comply for 60 days after the notice specified in the penultimate paragraph of this Section 8.1 with its other agreements contained in the Notes or this Indenture;

(vi) the failure by any Guarantor to comply for 45 days after the notice specified in the penultimate paragraph of this Section 8.1 with its obligations under its Subsidiary Guarantee or Parent Guarantee, as applicable;

(vii) the failure by the Company or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $100.0 million or its foreign currency equivalent (the “cross-acceleration provision”);

(viii) the taking of any of the following actions by the Company or a Significant Subsidiary, or by each of such other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, pursuant to or within the meaning of any Bankruptcy Law:

(A) the commencement of a voluntary case;

(B) the consent to the entry of an order for relief against it in an involuntary case;

(C) the consent to the appointment of a Custodian of it or for any substantial part of its property; or

(D) the making of a general assignment for the benefit of its creditors;

(ix) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any Significant Subsidiary, or against each of such other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, in an involuntary case;

(B) appoints (x) a Custodian of the Company or any Significant Subsidiary or for any substantial part of its property, or (y) a Custodian of each of such other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, or for any substantial part of their property in the aggregate; or

(C) orders the winding up or liquidation of the Company or any Significant Subsidiary, or of each of such other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person;

and the order or decree remains unstayed and in effect for 60 days;

(x) the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $100.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary, or jointly and severally against other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed; or

(xi) the failure of any Parent Guarantee, or of any Subsidiary Guarantee by a Guarantor that is a Significant Subsidiary, to be in full force and effect (except as contemplated by the terms thereof or of this Indenture) or the denial or disaffirmation in writing by any Parent Guarantor or any Subsidiary Guarantor that is a Significant Subsidiary, of its obligations under this Indenture or any Parent Guarantee or Subsidiary Guarantee, as the case may be, if such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar Federal, state or foreign law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the Trustee or the Holders of at least 30% in principal amount of the Outstanding Notes (with a copy to the Trustee) notify the Company of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.” When a Default or an Event of Default is cured, it ceases.

The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officer’s Certificate of any Event of Default under clause (vii) or (x) and any event that with the giving of notice or the lapse of time would become an Event of Default under clause (iv), (v) or (vi), its status and what action the Company is taking or proposes to take with respect thereto. If a Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee must deliver to each Holder a notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the Trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the Holders.

SECTION 8.2 ACCELERATION OF MATURITY; RESCISSION AND ANNULMENT

If an Event of Default (other than an Event of Default specified in Section 8.1(viii) or Section 8.1(ix)) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least thirty percent (30%) in principal amount of the Outstanding Notes by written notice to the Company and the Trustee, in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

In the event of a declaration of acceleration of the Notes because an Event of Default described in Section 8.1(vii) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the event of default or payment default triggering such Event of Default pursuant to Section 8.1(vii) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 20 Business Days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except non-payment of principal, premium or interest, on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Notwithstanding the foregoing, if an Event of Default specified in Section 8.1(viii) or Section 8.1(ix) occurs and is continuing, the principal of and accrued interest on all the Outstanding Notes will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. The Holders of a majority in principal amount of the Outstanding Notes by notice to the Company and the Trustee may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except non-payment of principal or interest that has become due solely because of such acceleration. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 8.3 OTHER REMEDIES; COLLECTION SUIT BY TRUSTEE

If an Event of Default occurs and is continuing, the Trustee may, but is not obligated under this Section 8.3 to, pursue any available remedy to collect the payment of principal of or interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture. If an Event of Default specified in Section 8.1(i) or 8.1(ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Issuers for the whole amount then due and owing (together with interest on any unpaid interest to the extent lawful) and the amounts provided for in Section 9.7.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (or refrain from taking any action) relating to a Default other than a payment default or a bankruptcy or insolvency default (a “Special Noteholder Direction”) provided by any one or more Holders (other than a Regulated Bank) (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Company and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Special Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Special Noteholder Direction, to covenant to provide the Company (with a copy to the Trustee) with such other information as the Company may reasonably request from time to time in order to verify the accuracy of such Directing Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee (after delivery to the Trustee of appropriate confirmation of beneficial ownership satisfactory to the Trustee), any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee. The Trustee shall have no duty whatsoever to provide this information to the Company or to obtain this information for the Company. If, following the delivery of a Special Noteholder Direction, but prior to acceleration of the Notes, the Company determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Company has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Special Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Special Noteholder Direction, but prior to acceleration of the Notes, the Company provides to the Trustee an Officer’s Certificate stating that a final and non-appealable determination of a court of competent jurisdiction on such matter has been made that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Special Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation as confirmed by a final and non-appealable determination of a court of competent jurisdiction on such matter shall result in such Holder’s participation in such Special Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Special Noteholder Direction would have been insufficient to validly provide such Special Noteholder Direction, such Special Noteholder Direction shall be void ab initio (other than any indemnity or security such Holder may have offered the Trustee), with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Special Noteholder Direction or any notice of such Default or Event of Default.

Notwithstanding anything in the immediately preceding paragraph to the contrary, any Special Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a payment default, bankruptcy, insolvency or similar proceeding shall not require compliance with the foregoing paragraphs.

For the avoidance of doubt, (i) the foregoing two paragraphs shall not apply to any Holder that is a Regulated Bank and (ii) the Trustee shall be entitled to conclusively rely on any Special Noteholder Direction delivered to it in accordance with the Indenture, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Net Shorts. The Trustee shall have no liability to the Parent, the Company, the Co-Issuer any Holder or any other Person in acting in good faith on a Special Noteholder Direction.

With their acquisition of the Notes, each Holder and subsequent purchaser of the Notes consents to the delivery of its Position Representation by the Trustee to the Company in accordance with the terms of this Section 8.3. Each Holder and subsequent purchaser of the Notes waives any and all claims, in law and/or in equity, against the Trustee and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes in accordance with, this Indenture or arising out of or in connection with following instructions or taking actions in accordance with a Special Noteholder Direction. The Company waives any and all claims, in law and/or in equity, against the Trustee, and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes in accordance with this Indenture, or arising out of or in connection with following instructions or taking actions in accordance with a Special Noteholder Direction.

Any and all other actions that the Trustee takes or omits to take under this Indenture and all fees, costs and expenses of the Trustee and its agents and counsel arising hereunder and in connection herewith shall be covered by the Company’s indemnification under Section 9.7 of this Indenture. The Trustee will treat all Holders equally with respect to their rights described under this Article VIII. In connection with the requisite percentages required under this Article VIII, the Trustee will also treat all outstanding Notes equally irrespective of any Position Representation in determining whether the requisite percentage has been obtained with respect to the initial delivery of the Special Noteholder Direction.

SECTION 8.4 TRUSTEE MAY FILE PROOFS OF CLAIM

The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, the Co-Issuer or any other obligor upon the Notes, its creditors or its property and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under Section 9.7.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 8.5 TRUSTEE MAY ENFORCE CLAIMS WITHOUT POSSESSION OF NOTES

All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

SECTION 8.6 APPLICATION OF MONEY COLLECTED

Any money collected by the Trustee pursuant to this Article VIII shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

First: To the payment of all amounts due the Trustee and its agents and attorneys for amounts due hereunder, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection under Section 9.7;

Second: To the payment of the amounts then due and unpaid upon the Notes for principal (and premium, if any) and interest, in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal (and premium, if any) and interest, respectively; and

Third: to the Issuers.

SECTION 8.7 LIMITATION ON SUITS

Subject to Section 8.8, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(i) such Holder has previously given a Responsible Officer of the Trustee written notice that an Event of Default is continuing;

(ii) Holders of at least 30% in principal amount of the Outstanding Notes have requested the Trustee in writing to pursue the remedy;

(iii) such Holder or Holders have offered the Trustee security or indemnity satisfactory to the Trustee against any cost, loss, liability, claim, damage or expense and including reasonable attorneys’ fees and expenses and court costs;

(iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(v) the Holders of a majority in principal amount of the Outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to affect, disturb or prejudice the rights of another Holder, to obtain a preference or priority over another Holder or to enforce any right under this Indenture except in the manner herein provided and for the equal and ratable benefit of all Holders. The Trustee will have no duty to determine whether any Holder’s use of this Indenture complies with the preceding sentence.

SECTION 8.8 UNCONDITIONAL RIGHT OF HOLDERS TO RECEIVE PRINCIPAL AND INTEREST

Notwithstanding any other provision in this Indenture, the Holder of any Note shall have the absolute and unconditional right to receive payment of the principal of and all (subject to Section 3.9) interest on such Note on the respective Stated Maturity or Interest Payment Dates expressed in such Note and to institute suit for the enforcement of any such payment on or after such respective Stated Maturity or Interest Payment Dates, and such right shall not be impaired without the consent of such Holder.

SECTION 8.9 RESTORATION OF RIGHTS AND REMEDIES

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture or any Note and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case the Company, the Co-Issuer, any other obligor upon the Notes, the Trustee and the Holders shall, subject to any determination in such proceeding, be restored severally and respectively to their former positions hereunder, and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted.

SECTION 8.10 RIGHTS AND REMEDIES CUMULATIVE

No right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 8.11 DELAY OR OMISSION NOT WAIVER

No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article VIII or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 8.12 CONTROL BY HOLDERS

The Holders of not less than a majority in aggregate principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee, provided that

(1) such direction shall not be in conflict with any rule of law or with this Indenture, and

(2) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or, subject to Section 9.1, that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such direction is unduly prejudicial to such Holders); provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action under this Indenture, the Trustee shall be entitled to indemnification satisfactory to it in its sole discretion against all costs, losses, claims, damages and expenses, including reasonable attorneys’ fees and expenses and court costs caused by taking or not taking such action. This Section 8.12 shall be in lieu of § 316(a)(1)(A) of the TIA, and such § 316(a)(1)(A) of the TIA is hereby expressly excluded from this Indenture and the Notes, as permitted by the TIA.

SECTION 8.13 WAIVER OF PAST DEFAULTS

The Holders of not less than a majority in aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past Default hereunder and its consequences, except a Default

(1) in the payment of the principal of or interest on any Note (which may only be waived with the consent of each Holder of Notes affected), or

(2) in respect of a covenant or provision hereof that pursuant to the second paragraph of Section 11.2 cannot be modified or amended without the consent of the Holder of each Outstanding Note affected.

Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In case of any such waiver, the Company, any other obligor upon the Notes, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively. This paragraph of this Section 8.13 shall be in lieu of § 316(a)(1)(B) of the TIA and such § 316(a)(1)(B) of the TIA is hereby expressly excluded from this Indenture and the Notes, as permitted by the TIA.

SECTION 8.14 UNDERTAKING FOR COSTS

All parties to this Indenture agree, and each Holder of any Note by such Holder’s acceptance thereof shall be deemed to have agreed, that any court may in its discretion require, in any suit for the enforcement of any right or remedy under this Indenture or the Notes, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit, and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant. This Section 8.14 shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding in the aggregate more than 10% in principal amount of the Outstanding Notes, or to any suit instituted by any Holder for the enforcement of the payment of the principal of (or premium, if any) or interest on any Note on or after the respective Stated Maturity or Interest Payment Dates expressed in such Note.

SECTION 8.15 WAIVER OF STAY, EXTENSION OF USURY LAWS

Each Issuer agrees (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury or other similar law wherever enacted, now or at any time hereafter in force, that would prohibit or forgive such Issuer from paying all or any portion of the principal of (or premium, if any) or interest on the Notes contemplated herein or in the Notes or that may affect the covenants or the performance of this Indenture; and such Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE X

TRUSTEE

SECTION 1001 Changes to Article IX of the Base Indenture

(a) Section 9.2 of the Base Indenture shall be deleted and replaced in its entirety by the following:

SECTION 9.2 CERTAIN RIGHTS OF THE TRUSTEE

Subject to the provisions of Section 9.1:

(a) the Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) any request or direction of the Company mentioned herein shall be sufficiently evidenced by an Officer’s Certificate (unless other evidence in respect thereof be herein specifically prescribed), and any resolution of any Person’s board of directors shall be sufficiently evidenced if certified by an Officer of such Person as having been duly adopted and being in full force and effect on the date of such certificate;

(c) the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to it against the fees, costs, losses, expenses and liabilities and damages (including reasonable attorney’s fees and expenses) which might be incurred by it in compliance with such request or direction;

(d) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, note, other evidence of indebtedness or other paper or document;

(e) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(f) the Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture;

(h) in no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(h) the Trustee shall not be deemed to have notice of any Default or Event of Default unless a Trust Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture;

(i) before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both; the Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel; prior to taking, suffering or admitting any action, the Trustee may consult with counsel of the Trustee’s own choosing and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in conclusive reliance thereon;

(j) the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act on behalf of the Trustee hereunder;

(k) the Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder;

(l) the Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded;

(m) the permissive rights of the Trustee enumerated herein will not be construed as duties; and

(n) the Trustee will not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine during normal business hours the books, records and premises of the Issuers, personally or by agent or attorney at the sole cost of the Issuers, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Section 9.7 of the Base Indenture shall be deleted and replaced in its entirety by the following:

SECTION 9.7 COMPENSATION AND INDEMNITY

The Company agrees to pay to the Trustee (in its capacity as such) from time to time such compensation for its services as the Company and the Trustee shall from time to time agree in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. In addition to such compensation for services, the Company shall promptly reimburse the Trustee (and any predecessor Trustee with respect to all matters and events existing or alleged to exist on or prior to the date such person ceased to be a Trustee) upon request for all reasonable disbursements, expenses (including costs of collection) and advances actually incurred or made by it in accordance with this Indenture or carrying out its duties hereunder. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents, accountants, experts and counsel.

The Company agrees to indemnify each of the Trustee (in any capacity under this Indenture including as Trustee, Agent or Securities Custodian) and each predecessor Trustee and each of its officers, directors, attorneys-in-fact and agents for, and hold it harmless against, any claim, demand, expense (including but not limited to reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel), loss or liability incurred by it without negligence or willful misconduct on the part of the Trustee as determined by a final non-appealable order of a court of competent jurisdiction, arising out of or in connection with the acceptance and the administration of this trust and its rights or duties hereunder, including, without limitation, the costs and expenses (including reasonable attorney’s fees and expenses and court costs) of enforcing this Indenture against the Issuers and the Guarantors (including this Section 7.07) and defending itself against any investigation, claim or liability (whether asserted by any Issuer, Guarantor, Holder or any other person) in connection with the exercise or performance of any of its powers or duties hereunder. The Trustee shall notify the Company promptly of any claim asserted against the Trustee for which it may seek indemnity; provided, however, that any failure to so notify the Company shall not relieve the Company of its indemnity obligations hereunder. The Company shall defend the claim and the Trustee shall provide reasonable cooperation at the Company’s expense in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its written consent, which shall not be unreasonably withheld. The Company need not reimburse any expense or indemnify against any loss or liability to the extent incurred by the Trustee through its negligence or willful misconduct as determined by a final non-appealable order of a court of competent jurisdiction.

When the Trustee incurs expenses or renders services after an Event of Default related to the bankruptcy or insolvency of the Company and its Subsidiaries occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any Bankruptcy Law.

The Company’s obligations under this Section 9.7 shall survive the resignation or removal of the Trustee, the discharge of the Company’s obligations pursuant to Article X of this Indenture and any rejection or termination of this Indenture under any Bankruptcy Law.

(c) Section 9.8 of the Base Indenture shall be deleted and replaced in its entirety by the following:

SECTION 9.8 RESIGNATION AND REMOVAL; APPOINTMENT OF SUCCESSOR

No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of this Section 9.8.

The Trustee may resign at any time by giving written notice thereof to the Company. If the instrument of acceptance by a successor Trustee required by this Section 9.8 shall not have been delivered to the Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may, at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee.

The Trustee may be removed at any time by Act of the Holders of a majority in principal amount of the Outstanding Notes, delivered to the Trustee and to the Company in writing not less than 30 days prior to the effective date of such removal. If the instrument of acceptance by a successor Trustee required by this Section 9.8 shall not have been delivered to the Trustee within 30 days after the giving of such notice of removal, the Trustee being removed may, at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee.

If at any time:

(1) the Trustee shall fail to comply with Section 9.13 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Note for at least six months, or

(2) the Trustee shall cease to be eligible under Section 9.10 and shall fail to resign after written request therefor by the Company or by any such Holder, or

(3) the Trustee shall become incapable of acting or shall be adjudged bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in any such case, (A) the Company may remove the Trustee, or (B) subject to Section 8.14, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee or Trustees.

If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Company shall promptly appoint a successor Trustee and shall comply with the applicable requirements of this Section 9.8. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Holders of a majority in principal amount of the Outstanding Notes delivered to the Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of this Section 9.8, become the successor Trustee and to that extent supersede the successor Trustee appointed by the Company. If no successor Trustee shall have been so appointed by the Company or the Holders and accepted appointment in the manner required by this Section 9.8, then, subject to Section 8.14, any Holder who has been a bona fide Holder of a Note for at least six months may, on behalf of itself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to all Holders in the manner provided in Section 13.5.

Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

In the case of the appointment hereunder of a successor Trustee, every such Successor Trustee so appointed shall execute, acknowledge and deliver to the Company and to the retiring Trustee an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on the request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder.

Upon request of any such successor Trustee, the Issuers shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts referred to above.

No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article IX.

The Trustee shall have no responsibility or liability for any action or inaction of a successor Trustee.

SECTION 1002 Additions to Article IX of the Base Indenture

The following shall be added to Article IX of the Base Indenture as follows:

SECTION 9.14 APPOINTMENT OF AUTHENTICATING AGENT

The Trustee may appoint an Authenticating Agent acceptable to the Company to authenticate the Notes. Any such appointment shall be evidenced by an instrument in writing signed by a Trust Officer, a copy of which instrument shall be promptly furnished to the Company. Unless limited by the terms of such appointment, an Authenticating Agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication (or execution of a certificate of authentication) by the Trustee includes authentication (or execution of a certificate of authentication) by such Authenticating Agent. An Authenticating Agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

ARTICLE XI

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 1101 Changes to Article X of the Base Indenture

Sections 10.1 through 10.7 enumerated in Article X of the Base Indenture shall be deleted and replaced in their entirety by the following:

SECTION 10.1 THE COMPANY’S OPTION TO EFFECT DEFEASANCE OR COVENANT DEFEASANCE

The Company may, concurrently (and not separately) at its option, at any time, elect to have terminated the obligations of the Issuers with respect to Outstanding Notes and to have terminated all of the obligations of the Parent Guarantors and the Subsidiary Guarantors with respect to the Parent Guarantees and the Subsidiary Guarantees, in each case, as set forth in this Article X, and elect to have either Section 10.2 or Section 10.3 be applied to all of the Outstanding Notes (the “Defeased Notes”), upon compliance with the conditions set forth below in Section 10.4. Either Section 10.2 or Section 10.3 may be applied to the Defeased Notes to any Redemption Date or the Stated Maturity of the Notes.

SECTION 10.2 DEFEASANCE AND DISCHARGE

Upon the Company’s exercise under Section 10.1 of the option applicable to this Section 10.2, each Issuer shall be deemed to have been released and discharged from its obligations with respect to the Defeased Notes on the date the relevant conditions set forth in Section 10.4 below are satisfied (hereinafter, “Defeasance”). For this purpose, such Defeasance means that the Issuers shall be deemed to have paid and discharged the entire Indebtedness represented by the Defeased Notes, which shall thereafter be deemed to be “Outstanding” only for the purposes of Section 10.5 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and the Issuers and each of the Parent Guarantors and the Subsidiary Guarantors shall be deemed to have satisfied all other obligations under such Notes and this Indenture insofar as such Notes are concerned (and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following, which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of Defeased Notes to receive, solely from the trust fund described in Section 10.4 and as more fully set forth in such Section, payments in respect of the principal of and premium, if any, and interest on such Notes when such payments are due, (b) the Company’s obligations with respect to such Defeased Notes under Sections 3.4, 3.6, 3.8, 6.2, and 6.3, (c) the rights, powers, trusts, duties and immunities of the Trustee hereunder, including the Trustee’s rights under Section 9.7, and (d) this Article X. If the Company exercises its option under this Section 10.2, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. Subject to compliance with this Article X, the Company may, at its option and at any time, exercise its option under this Section 10.2 notwithstanding the prior exercise of its option under Section 10.3 with respect to the Notes.

SECTION 10.3 COVENANT DEFEASANCE

Upon the Company’s exercise under Section 10.1 of the option applicable to this Section 10.3, (a) the Company shall be released from its obligations under any covenant or provision contained in Section 6.4 and Sections 6.6 through 6.13, and the provisions of clauses (iii), (iv) and (v) of Section 7.1(a) shall not apply, and (b) the occurrence of any event specified in clause (iv), (v) (with respect to Section 6.4 and Sections 6.6 through 6.13, inclusive), (vi), (vii), (viii) (with respect to Subsidiaries), (ix) (with respect to Subsidiaries), (x) or (xi) of Section 8.1 shall be deemed not to be or result in an Event of Default, in each case with respect to the Defeased Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not to be “Outstanding” for the purposes of any direction, waiver, consent or declaration or Act of Holders (and the consequences of any thereof) in connection with such covenants or provisions, but shall continue to be deemed “Outstanding” for all other purposes hereunder. For this purpose, such Covenant Defeasance means that, with respect to the Outstanding Notes, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant or provision, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or provision or by reason of any reference in any such covenant or provision to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 8.1, but, except as specified above, the remainder of this Indenture and such Outstanding Notes shall be unaffected thereby.

SECTION 10.4 CONDITIONS TO DEFEASANCE OR COVENANT DEFEASANCE

The following shall be the conditions to application of either Section 10.2 or Section 10.3 to the Outstanding Notes:

(1) The Company shall have irrevocably deposited or caused to be deposited with the Trustee, in trust, money or U.S. Government Obligations, or a combination thereof, in amounts as will be sufficient (without reinvestment), in the opinion of an independent firm of certified public accountants or a nationally recognized valuation, appraisal or investment banking firm in the event that all or part of the deposit consists of U.S. Government Obligations, to pay and discharge the principal of, and premium, if any, and interest on the Defeased Notes to the Stated Maturity or relevant Redemption Date in accordance with the terms of this Indenture and the Notes (provided that if such redemption shall be pursuant to Section 4.1(c), (x) the amount of money or U.S. Government Obligations or a combination thereof that the Company must irrevocably deposit or cause to be deposited will be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited additional money in trust on the Redemption Date, as required by Section 4.6, as necessary to pay the Applicable Premium as determined on such date (any such amount, the “Applicable Premium Deficit”) (it being understood that any defeasance shall be subject to the condition subsequent that such Applicable Premium Deficit is in fact paid); provided, that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any defeasance of the Indenture and that any Applicable Premium Deficit will be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption));

(2) No Default or Event of Default shall have occurred and be continuing on the date of such deposit;

(3) Such deposit shall not result in a breach or violation of, or constitute a Default or Event of Default under, this Indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;

(4) In the case of an election under Section 10.2, the Company shall have delivered to the Trustee an Opinion of Counsel from Alston & Bird LLP or other counsel in the United States to the effect that (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (y) since the Issue Date, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm to the effect that, the Holders and beneficial owners of the Outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred; provided that such Opinion of Counsel need not be delivered if all Notes theretofore authenticated and delivered (other than (i) Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in Section 3.8, and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 6.3) not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company;

(5) In the case of an election under Section 10.3, the Company shall have delivered to the Trustee an Opinion of Counsel from Alston & Bird LLP or other counsel in the United States to the effect that the Holders and beneficial owners of the Outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; and

(6) The Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each to the effect that all conditions precedent provided for in this Section 10.4 relating to either the Defeasance under Section 10.2 or the Covenant Defeasance under Section 10.3, as the case may be, have been complied with. In rendering such Opinion of Counsel, counsel may rely on an Officer’s Certificate as to compliance with the foregoing clauses (1), (2) and (3) of this Section 10.4 or as to any matters of fact.

SECTION 10.5 DEPOSITED MONEY AND U.S. GOVERNMENT OBLIGATIONS TO BE HELD IN TRUST; OTHER MISCELLANEOUS PROVISIONS

Subject to the provisions of the last paragraph of Section 6.3, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or such other Person that would qualify to act as successor trustee under Article IX, collectively and solely for purposes of this Section 10.5, the “Trustee”) pursuant to Section 10.4 in respect of the Defeased Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee and its agents and hold them harmless against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 10.4, or the principal, premium, if any, and interest received in respect thereof, other than any such tax, fee or other charge that by law is for the account of the Holders of the Defeased Notes.

Anything in this Article X to the contrary notwithstanding, the Trustee shall deliver to the Company from time to time, upon Company Request, any money or U.S. Government Obligations held by it as provided in Section 10.4 that, in the opinion of a nationally recognized accounting or investment banking firm expressed in a written certification thereof to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Defeasance or Covenant Defeasance. Subject to Article IX, the Trustee shall not incur any liability to any Person by relying on such opinion.

SECTION 10.6 REINSTATEMENT

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 10.2 or 10.3, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuers and the Parent Guarantors and the Subsidiary Guarantors under this Indenture, the Notes and the Parent Guarantees and the Subsidiary Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 10.2 or 10.3, as the case may be, until such time as the Trustee or Paying Agent is permitted to apply all such money and U.S. Government Obligations in accordance with Section 10.2 or 10.3, as the case may be; provided, however, that if either Issuer or any Parent Guarantor or Subsidiary Guarantor makes any payment of principal, premium, if any, or interest on any Note following the reinstatement of its obligations, such Issuer or Parent Guarantor or Subsidiary Guarantor, as the case may be, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money and U.S. Government Obligations held by the Trustee or Paying Agent.

SECTION 10.7 REPAYMENT TO THE COMPANY

Subject to any applicable abandoned property law, the Trustee shall pay to the Company upon Company Request any money held by it for the payment of principal or interest that remains unclaimed for two years. After payment to the Company, Holders entitled to money must look to the Company for payment as general creditors unless an applicable abandoned property law designates another Person and all liability of the Trustee or Paying Agent with respect to such money shall thereupon cease.

ARTICLE XII

AMENDMENT, SUPPLEMENT OR WAIVER

SECTION 1201 Changes to Article XI of the Base Indenture

Sections 11.1 through 11.6 enumerated in Article XI of the Base Indenture shall be deleted and replaced in their entirety by the following:

SECTION 11.1 WITHOUT CONSENT OF HOLDERS

Without the consent of any Holder, the Company, the Co-Issuer, the Trustee and (as applicable) any Subsidiary Guarantor or Parent Guarantor may amend or supplement this Indenture or the Notes, for any of the following purposes:

(1) to cure any ambiguity, manifest error, omission, defect or inconsistency,

(2) to provide for the assumption by a Successor Company of the obligations of the Company, the Co-Issuer or a Parent Guarantor or Subsidiary Guarantor under this Indenture,

(3) to provide for uncertificated Notes in addition to or in place of certificated Notes,

(4) to add Guarantees with respect to the Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under this Indenture,

(5) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company,

(6) to provide for or confirm the issuance of Additional Notes,

(7) to conform the text of this Indenture, the Notes or any Parent Guarantee or Subsidiary Guarantee to any provision of the “Description of Notes” section of the Prospectus Supplement (to the extent that such provision in the “Description of Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes or any Parent Guarantee or Subsidiary Guarantee, as provided in an Officer’s Certificate delivered to the Trustee),

(8) to make any change that does not materially adversely affect the rights of any Holder under the Notes or this Indenture, or

(9) to comply with any requirement of the SEC in connection with the qualification of this Indenture under the TIA or otherwise.

SECTION 11.2 WITH CONSENT OF HOLDERS

Subject to Section 8.8, the Company, the Co-Issuer, the Trustee and (if applicable) each Parent Guarantor and Subsidiary Guarantor may amend or supplement this Indenture or the Notes with the written consent of the Holders of a majority in aggregate principal amount of the Outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes) and the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes by written notice to the Trustee (including consents obtained in connection with a tender offer or exchange offer for Notes) may waive any existing Default or Event of Default or compliance by the Company, the Co-Issuer or any Parent Guarantor or Subsidiary Guarantor with any provision of this Indenture, the Notes or any Parent Guarantee or Subsidiary Guarantee.

Notwithstanding the provisions of this Section 11.2, without the consent of each Holder affected, an amendment or waiver, including a waiver pursuant to Section 8.12, may not:

(i) reduce the principal amount of the Notes whose Holders must consent to an amendment or waiver;

(ii) reduce the rate of or extend the time for payment of interest on any Note;

(iii) reduce the principal of or extend the Stated Maturity of any Note;

(iv) reduce the premium payable upon the redemption of any Note or change the date on which any Note may be redeemed as described in Section 4.1;

(v) make any Note payable in money other than that stated in such Note;

(vi) impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder’s Notes; or

(vii) make any change in the amendment or waiver provisions described in this paragraph.

It shall not be necessary for the consent of the Holders under this Section 11.2 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 11.2 becomes effective, the Company shall mail to the Holders, with a copy to the Trustee, a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any supplemental indenture or the effectiveness of any such amendment, supplement or waiver.

SECTION 11.3 EXECUTION OF AMENDMENTS, SUPPLEMENTS OR WAIVERS

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article XI if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may, but need not, sign it. In signing or refusing to sign such amendment, supplement or waiver, the Trustee shall receive, and shall be fully protected in conclusively relying upon, an Officer’s Certificate and an Opinion of Counsel to the effect that the execution of such amendment, supplement or waiver has been duly authorized, executed and delivered by each Issuer and that, subject to applicable bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium and other laws now or hereinafter in effect affecting creditors’ rights or remedies generally and to general principles of equity (including standards of materiality, good faith, fair dealing and reasonableness), whether considered in a proceeding at law or at equity, such amendment, supplement or waiver is a valid and binding agreement of such Issuer and the Guarantors, enforceable against such Issuer in accordance with its terms.

SECTION 11.4 REVOCATION AND EFFECT OF CONSENTS

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of that Note or any Note that evidences all or any part of the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. Subject to the following paragraph of this Section 11.4, any such Holder or subsequent Holder may revoke the consent as to such Holder’s Note by written notice to the Trustee or the Company, received by the Trustee or the Company, as the case may be, before the date on which the Trustee receives an Officer’s Certificate from the Company certifying that the Holders of the requisite principal amount of Notes have consented (and not theretofore revoked such consent) to the amendment, supplement or waiver. The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver as set forth in Section 13.4.

After an amendment, supplement or waiver becomes effective, it shall bind every Holder of Notes, unless it makes a change described in any of clauses (i) through (vii) of the second paragraph of Section 11.2. In that case, the amendment, supplement or waiver shall bind each Holder of a Note who has consented to it and every subsequent Holder of such Note or any Note that evidences all or any part of the same debt as the consenting Holder’s Note.

SECTION 11.5 CONFORMITY WITH TIA

Every amendment or supplemental indenture executed pursuant to this Article shall conform to the requirements of the TIA as then in effect.

SECTION 11.6 NOTATION ON OR EXCHANGE OF NOTES

If an amendment, supplement or waiver changes the terms of a Note, the Trustee shall (if required by the Company and in accordance with the specific direction of the Company) request the Holder of the Note to deliver it to the Trustee. The Trustee shall (if required by the Company and in accordance with the specific direction of the Company) place an appropriate notation on the Note about the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Issuers in exchange for the Note shall issue and the Trustee shall authenticate a new Note that reflects the changed terms. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

ARTICLE XIII

GUARANTEES

SECTION 1301 Changes to Article XII of the Base Indenture

Section 12.1 enumerated in Article XII of the Base Indenture shall be deleted and replaced in its entirety by the following:

SECTION 12.1 GUARANTEES GENERALLY

(a) Each Parent Guarantor and each Subsidiary Guarantor, as primary obligor and not merely as surety, will jointly and severally, irrevocably and fully and unconditionally Guarantee, on an unsecured senior basis, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under this Indenture and the Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Parent Guarantors being herein called the “Parent Guaranteed Obligations” and all such obligations guaranteed by such Subsidiary Guarantors being herein called the “Subsidiary Guaranteed Obligations”).

The obligations of each Subsidiary Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor (including but not limited to any Guarantee by it of any Bank Indebtedness) and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

(b) (i) Each Parent Guarantor and each Subsidiary Guarantor hereby agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of this Indenture, the Notes or the obligations of the Company or any other Parent Guarantor or Subsidiary Guarantor to the Holders or the Trustee hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Parent Guarantor or Subsidiary Guarantor, the recovery of any judgment against the Company, any action to enforce the same, whether or not a notation concerning its Parent Guarantee or Subsidiary Guarantee is made on any particular Note, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Parent Guarantor or Subsidiary Guarantor.

(ii) Each Parent Guarantor and each Subsidiary Guarantor hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise provided in Section 12.3 or 12.4) its Parent Guarantee or Subsidiary Guarantee, as the case may be, will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and this Parent Guarantee or Subsidiary Guarantee, as the case may be. Such Parent Guarantee or Subsidiary Guarantee is a guarantee of payment and not of collection. Each Parent Guarantor and each Subsidiary Guarantor further agrees (to the fullest extent permitted by law) that, as between it, on the one hand, and the Holders of Notes and the Trustee, on the other hand, subject to this Article XII, (1) the maturity of the obligations guaranteed by its Subsidiary Guarantee may be accelerated as and to the extent provided in Article VIII for the purposes of such Parent Guarantee or Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed by such Parent Guarantee or Subsidiary Guarantee, and (2) in the event of any acceleration of such obligations as provided in Article VIII, such obligations (whether or not due and payable) shall forthwith become due and payable by such Parent Guarantor or Subsidiary Guarantor in accordance with the terms of this Section 12.1 for the purpose of such Parent Guarantee or Subsidiary Guarantee. Neither the Trustee nor any other Person shall have any obligation to enforce or exhaust any rights or remedies or to take any other steps under any security for the Parent Guaranteed Obligations or Subsidiary Guaranteed Obligations or against the Company or any other Person or any property of the Company or any other Person before the Trustee is entitled to demand payment and performance by any or all Parent Guarantors and Subsidiary Guarantors of their obligations under their respective Parent Guarantees and Subsidiary Guarantees or under this Indenture.

(iii) Until terminated in accordance with Section 12.3 or 12.4, each Parent Guarantee and Subsidiary Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Company for liquidation or reorganization, should the Company become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Company’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on such Notes, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(c) Each Parent Guarantor and each Subsidiary Guarantor that makes a payment or distribution under its Parent Guarantee or Subsidiary Guarantee shall have the right to seek contribution from the Company or any non-paying Parent Guarantor or Subsidiary Guarantor that has also Guaranteed the relevant Parent Guaranteed Obligations or Subsidiary Guaranteed Obligations, as the case may be, in respect of which such payment or distribution is made, so long as the exercise of such right does not impair the rights of the Holders under the Parent Guarantees or Subsidiary Guarantees.

(d) Each Parent Guarantor and each Subsidiary Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its Parent Guarantee or Subsidiary Guarantee, as the case may be, and the waiver set forth in Section 12.6, are knowingly made in contemplation of such benefits.

(e) Each Parent Guarantor and each Subsidiary Guarantor, pursuant to its Parent Guarantee or Subsidiary Guarantee, also hereby agrees to pay any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under its Parent Guarantee or Subsidiary Guarantee.

SECTION 12.2 CONTINUING GUARANTEES

(a) Each Parent Guarantee and each Subsidiary Guarantee shall be a continuing Guarantee and shall (i) subject to Section 12.3 or 12.4, remain in full force and effect until payment in full of the principal amount of all Outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other Parent Guaranteed Obligations of the Parent Guarantor or Subsidiary Guaranteed Obligations of the Subsidiary Guarantor then due and owing, (ii) be binding upon such Parent Guarantor or Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

(b) The obligations of each Parent Guarantor and each Subsidiary Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of any Parent Guarantor or Subsidiary Guarantor hereunder and under its Parent Guarantee or Subsidiary Guarantee (whether such payment shall have been made by or on behalf of the Company or by or on behalf of a Parent Guarantor or Subsidiary Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or any Parent Guarantor or Subsidiary Guarantor or otherwise, all as though such payment had not been made.

SECTION 12.3 RELEASE OF PARENT GUARANTEES

Notwithstanding the provisions of Section 12.2, Parent Guarantees will be subject to termination and discharge under the circumstances described in this Section 12.3. Any Parent Guarantor will automatically and unconditionally be released from all obligations under its Parent Guarantee, and such Parent Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) upon the merger or consolidation of any Parent Guarantor with and into the Company or another Parent Guarantor or Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Parent Guarantor following the transfer of all of its assets to the Company or another Parent Guarantor or Subsidiary Guarantor, (ii) upon Defeasance or Covenant Defeasance of the Company’s obligations, or satisfaction and discharge of this Indenture, (iii) subject to Section 12.2(b), upon payment in full of the aggregate principal amount of all Notes then Outstanding and all other Parent Guaranteed Obligations then due and owing, or (iv) as described under Sections 11.1 and 11.2.

Upon any such occurrence specified in this Section 12.3 and the receipt of an Officer’s Certificate and an Opinion of Counsel, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Parent Guarantee.

SECTION 12.4 RELEASE OF SUBSIDIARY GUARANTEES

Notwithstanding the provisions of Section 12.2, Subsidiary Guarantees will be subject to termination and discharge under the circumstances described in this Section 12.4. Any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of this Indenture (including Section 6.9 and Section 7.1) by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) concurrently with any direct or indirect sale or disposition (by merger or otherwise) of all or substantially all the assets of such Subsidiary Guarantor to a Person that is not the Company or a Restricted Subsidiary of the Company, in accordance with the terms of this Indenture (including Section 6.9), (iii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment by the Company of any Indebtedness of the Company under all then-existing Credit Facilities or Public Debt (it being understood that a release subject to contingent reinstatement is still a release, and that if any such Guarantee is so reinstated, such Subsidiary Guarantee shall also be reinstated to the extent that such Subsidiary Guarantor would then be required to provide a Subsidiary Guarantee pursuant to Section 6.12), (iv) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all of its assets to the Company or another Subsidiary Guarantor (v) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (vi) upon Defeasance or Covenant Defeasance of the Company’s obligations, or satisfaction and discharge of this Indenture, (vii) subject to Section 12.2(b), upon payment in full of the aggregate principal amount of all Notes then Outstanding and all other Subsidiary Guaranteed Obligations then due and owing, (viii) upon the liquidation or dissolution of such Subsidiary Guarantor provided no Default or Event of Default has occurred that is continuing, or (ix) as described under Sections 11.1 and 11.2. In addition, the Company will have the right, upon 30 days’ written notice to the Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment by the Company of any Indebtedness of the Company under any then existing Credit Facility or Public Debt to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect.

Upon any such occurrence specified in this Section 12.4 and the receipt of an Officer’s Certificate and an Opinion of Counsel, the Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Subsidiary Guarantee.

SECTION 12.5 WAIVER OF SUBROGATION

Each Parent Guarantor and each Subsidiary Guarantor hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of the Company’s obligations under the Notes and this Indenture or such Parent Guarantor’s or Subsidiary Guarantor’s obligations under its Parent Guarantee or Subsidiary Guarantee and this Indenture, including any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, until this Indenture is discharged and all of the Notes are discharged and paid in full. If any amount shall be paid to any Parent Guarantor or Subsidiary Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall be deemed to have been paid to such Parent Guarantor or Subsidiary Guarantor for the benefit of, and held in trust for the benefit of, the Holders of the Notes, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture.

SECTION 12.6 NOTATION NOT REQUIRED

Neither the Company nor any Parent Guarantor or Subsidiary Guarantor shall be required to make a notation on the Notes to reflect any Parent Guarantee or Subsidiary Guarantee or any release, termination or discharge thereof.

SECTION 12.7 SUCCESSORS AND ASSIGNS OF GUARANTORS

All covenants and agreements in this Indenture by each Parent Guarantor and Subsidiary Guarantor shall bind its respective successors and assigns, whether so expressed or not.

SECTION 12.8 EXECUTION AND DELIVERY OF GUARANTEES

The Company shall cause each Restricted Subsidiary that is required to become a Subsidiary Guarantor pursuant to Section 6.12, each Subsidiary of the Company that the Company causes to become a Subsidiary Guarantor pursuant to Section 6.12, and each Parent of the Company that elects to become a Parent Guarantor to promptly execute and deliver to the Trustee a Supplemental Indenture substantially in the form set forth in Exhibit B to the Supplemental Indenture, or otherwise in form and substance reasonably satisfactory to the Trustee, evidencing its Parent Guarantee or Subsidiary Guarantee on substantially the terms set forth in this Article XII. Concurrently therewith, the Company shall deliver to the Trustee an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee to the effect that such Supplemental Indenture has been duly authorized, executed and delivered by such Parent or Restricted Subsidiary and that, subject to applicable bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium and other laws now or hereafter in effect affecting creditors’ rights or remedies generally and to general principles of equity (including standards of materiality, good faith, fair dealing and reasonableness), whether considered in a proceeding at law or at equity, such Supplemental Indenture is a valid and binding agreement of such Parent or Restricted Subsidiary, enforceable against such Parent or Restricted Subsidiary in accordance with its terms.

SECTION 12.9 NOTICES

Notice to any Parent Guarantor or Subsidiary Guarantor shall be sufficient if addressed to such Parent Guarantor or Subsidiary Guarantor care of the Company at the address, place and manner provided in Section 13.5.

ARTICLE XIV

MISCELLANEOUS

SECTION 1401 Changes to Article XIII of the Base Indenture

Sections 13.1 through 13.18 enumerated in Article XIII of the Base Indenture shall be deleted and replaced in their entirety by the following:

SECTION 13.1 CONFLICT WITH TIA

If any provision hereof limits, qualifies or conflicts with a provision of the TIA that is required under the TIA to be a part of and govern this Indenture, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed (i) to apply to this Indenture as so modified or (ii) to be excluded, as the case may be.

SECTION 13.2 COMPLIANCE CERTIFICATES AND OPINIONS

Upon any application or request by the Company or by any other obligor upon the Notes (including the Co-Issuer or any Guarantor) to the Trustee to take any action under any provision of this Indenture, the Company or such other obligor (including the Co-Issuer or any Guarantor), as the case may be, shall furnish to the Trustee such certificates and opinions as may be required under the TIA. Each such certificate or opinion shall be given in the form of one or more Officer’s Certificates, if to be given by an Officer, or an Opinion of Counsel, if to be given by counsel, and shall comply with the requirements of the TIA and any other requirements set forth in this Indenture. Notwithstanding the foregoing, in the case of any such request or application as to which the furnishing of any Officer’s Certificate or Opinion of Counsel is specifically required by any provision of this Indenture relating to such particular request or application, no additional certificate or opinion need be furnished.

Every certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (except for certificates provided for in Section 6.5) shall include:

(1) a statement that the individual signing such certificate or opinion has read such covenant or condition and the definitions herein relating thereto;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such individual, he or she made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(4) a statement as to whether, in the opinion of such individual, such condition or covenant has been complied with.

SECTION 13.3 FORM OF DOCUMENTS DELIVERED TO TRUSTEE

In any case where several matters are required to be certified by, or covered by an opinion of, any specified Person, it is not necessary that all such matters be certified by, or covered by the opinion of, only one such Person, or that they be so certified or covered by only one document, but one such Person may certify or give an opinion with respect to some matters and one or more other such Persons as to other matters, and any such Person may certify or give an opinion as to such matters in one or several documents.

Any certificate or opinion of an Officer may be based, insofar as it relates to legal matters, upon a certificate or opinion of, or representations by, counsel, unless such Officer knows that the certificate or opinion or representations with respect to the matters upon which his certificate or opinion is based are erroneous. Any such certificate or opinion of counsel may be based, insofar as it relates to factual matters, upon a certificate or opinion of, or representations by, an Officer or Officers to the effect that the information with respect to such factual matters is in the possession of the Company, unless such counsel knows that the certificate or opinion or representations with respect to such matters are erroneous.

Where any Person is required to make, give or execute two or more applications, requests, consents, certificates, statements, opinions or other instruments under this Indenture, they may, but need not, be consolidated and form one instrument.

SECTION 13.4 ACTS OF NOTEHOLDERS; RECORD DATES

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee, and, where it is hereby expressly required, to the Company, as the case may be. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 9.1) conclusive in favor of the Trustee, the Company and any other obligor upon the Notes, if made in the manner provided in this Section 13.4.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by an officer of a corporation or a member of a partnership or other legal entity other than an individual, on behalf of such corporation or partnership or entity, such certificate or affidavit shall also constitute sufficient proof of such Person’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind the Holder of every Note issued upon the transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, suffered or omitted to be done by the Trustee, the Company or any other obligor upon the Notes in reliance thereon, whether or not notation of such action is made upon such Note.

(e) (i) The Company may set any day as a record date for the purpose of determining the Holders of Outstanding Notes entitled to give, make or take any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given, made or taken by Holders of Notes, provided that the Company may not set a record date for, and the provisions of this paragraph shall not apply with respect to, the giving or making of any notice, declaration, request or direction referred to in the next paragraph. If any record date is set pursuant to this paragraph, the Holders of Outstanding Notes on such record date (or their duly designated proxies), and no other Holders, shall be entitled to take the relevant action, whether or not such Persons remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Notes on such record date. Nothing in this paragraph shall be construed to prevent the Company from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Notes on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Company, at its expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Trustee in writing and to each Holder of Notes in the manner set forth in Section 13.6.

(ii) The Trustee may set any day as a record date for the purpose of determining the Holders of Outstanding Notes entitled to join in the giving or making of (A) any Notice of Default, (B) any declaration of acceleration referred to in Section 8.2, (C) any request to institute proceedings referred to in Section 8.7(ii) or (D) any direction referred to in

Section 8.12, in each case with respect to Notes. If any record date is set pursuant to this paragraph, the Holders of Outstanding Notes on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Outstanding Notes on such record date. Nothing in this paragraph shall be construed to prevent the Trustee from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person be cancelled and of no effect), and nothing in this paragraph shall be construed to render ineffective any action taken by Holders of the requisite principal amount of Outstanding Notes on the date such action is taken. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Company’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Company in writing and to each Holder of Notes in the manner set forth in Section 13.6.

(iii) With respect to any record date set pursuant to this Section 13.4, the party hereto that sets such record dates may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the Company or the Trustee, whichever such party is not setting a record date pursuant to this Section 13.4(e) in writing, and to each Holder of Notes in the manner set forth in Section 13.6, on or prior to the existing Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section, the party hereto that set such record date shall be deemed to have initially designated the 180th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this paragraph. Notwithstanding the foregoing, no Expiration Date shall be later than the 180th day after the applicable record date.

(iv) Without limiting the foregoing, a Holder entitled hereunder to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents each of which may do so pursuant to such appointment with regard to all or any part of such principal amount.

(v) Without limiting the generality of the foregoing, a Holder, including the Depositary, that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and the Depositary, as the Holder of a Global Note, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(vi) The Company may fix a record date for the purpose of determining the persons who are beneficial owners of interests in any Global Note held by the Depositary entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such persons, shall be entitled to make, give or take such request, demand, authorization direction, notice consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

SECTION 13.5 NOTICES, ETC., TO TRUSTEE AND COMPANY

Any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by this Indenture to be made upon, given or furnished to, or filed with,

(1) the Trustee by any Holder or by the Company or by any other obligor upon the Notes shall be sufficient for every purpose hereunder if made, given, furnished or filed in writing (including telecopy and e-mail in PDF format) to or with the Trustee at Computershare Trust Company, National Association, 1505 Energy Park Drive, St. Paul, Minnesota 55108, Attention: Corporate Trust Services – Sally Holdings LLC Administrator or at any other address furnished in writing to the Company by the Trustee, or

(2) the Company or the Co-Issuer by the Trustee or by any Holder shall be sufficient for every purpose hereunder if in writing and mailed, first-class postage prepaid, to the Company at Sally Holdings LLC, 3001 Colorado Boulevard, Denton, TX 76210, Attention: Chief Financial Officer (telephone: (940) 898-7500; telecopier: (940) 297-3560); with copies to Alston & Bird LLP, One Atlanta Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3424, Attention: Scott Ortwein, or at any other address previously furnished in writing to the Trustee by the Company.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. Notwithstanding the foregoing, notices to the Trustee shall be effective only upon receipt.

The Company or the Trustee, by notice to the other, may designate additional or different addresses for subsequent notices or communications.

SECTION 13.6 NOTICES TO HOLDERS; WAIVER

Where this Indenture provides for notice to Holders of any event, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, or by overnight air courier guaranteeing next day delivery, to each Holder affected by such event, at such Holder’s address as it appears in the Note Register, not later than the latest date, and not earlier than the earliest date, prescribed for the giving of such notice; provided, however, that any notice to a Holder of a global Note will be given in the manner prescribed by DTC or other Depositary. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by Holders shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

In case, by reason of the suspension of regular mail service, or by reason of any other cause, it shall be impossible to mail notice of any event as required by any provision of this Indenture, then such notification as shall be made with the approval of the Trustee (such approval not to be unreasonably withheld) shall constitute a sufficient notification for every purpose hereunder.

If the Issuers send a notice or communication to Holders, they will send a copy to the Trustee and each Agent at the same time.

SECTION 13.7 EFFECT OF HEADING AND TABLE OF CONTENTS

The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 13.8 SUCCESSORS AND ASSIGNS

All covenants and agreements in this Indenture by the Company or the Co-Issuer shall bind its respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION 13.9 SEPARABILITY CLAUSE

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.10 BENEFITS OF INDENTURE

Nothing in this Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent and the Holders, any benefit or any legal or equitable right, remedy or claim under this Indenture.

SECTION 13.11 GOVERNING LAW

THIS INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES.

SECTION 13.12 LEGAL HOLIDAYS

In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Note shall not be a Business Day at any Place of Payment, then (notwithstanding any other provision of this Indenture or of the Notes) payment of interest or principal and premium (if any) need not be made at such Place of Payment on such date, but may be made on the next succeeding Business Day at such Place of Payment with the same force and effect as if made on the Interest Payment Date or Redemption Date, or at the Stated Maturity, and no interest shall accrue on such payment for the intervening period.

SECTION 13.13 NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, INCORPORATORS AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of the Company, the Co-Issuer, any Parent Guarantor, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company, the Co-Issuer, any Parent Guarantor or any Subsidiary Guarantor under this Indenture, the Notes or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 13.14 EXHIBITS AND SCHEDULES

All exhibits and schedules attached hereto are by this reference made a part hereof with the same effect as if herein set forth in full.

SECTION 13.15 COUNTERPARTS

This Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

SECTION 13.16 COMPANY AS AGENT FOR CO-ISSUER

To the fullest extent permitted by the TIA and any other applicable law, the Co-Issuer hereby appoints the Company as its attorney-in-fact, which appointment is coupled with an interest, to take any action that this Indenture may require or permit the Co-Issuer to take, including the giving of any certification, opinion, order, request, consent or notice and the setting of any record date, such appointment to remain in effect until the Co-Issuer shall otherwise notify the Trustee in writing.

SECTION 13.17 CONSENT TO JURISDICTION

The Company, the Co-Issuer and each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Indenture and any of the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Indenture shall affect any right that the Trustee, Agent, or Holder any otherwise have to bring any action or proceeding relating to this Indenture against the Company, the Co-Issuer or any Guarantor or their properties in the courts of any jurisdiction to enforce any judgment, order or process entered by such courts situate within the State of New York or to enjoin any violations hereof or for relief ancillary hereto or otherwise to collect on loans or enforce the payment of any Notes or to enforce, protect or maintain their rights and Claims or for any other lawful purpose. The Company, the Co-Issuer and each Guarantor further agrees that any action or proceeding brought against the Trustee, Agent or any Holder, if brought by the Company, the Co-Issuer or any Parent Guarantor or Subsidiary Guarantor, shall be brought only in New York State or, to the extent permitted by law, in such Federal Court.

SECTION 13.18 WAIVER OF JURY TRIAL

EACH OF THE COMPANY, THE CO-ISSUER AND EACH GUARANTOR PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS INDENTURE, ANY NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.18.

SECTION 13.19 FORCE MAJEURE

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, (i) any act or provision of present or future law or regulation or governmental authority, (ii) labor disputes, strikes or work stoppages, (iii) accidents, (iv) acts of war or terrorism, (v) civil or military disturbances or unrest, (vi) disease, (vii) epidemic or pandemic, (viii) quarantine, (ix) national emergency, (x) nuclear or natural catastrophes or acts of God, (xi) interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, (xii) communications system failure, (xiii) malware or ransomware, (xiv) unavailability of the Federal Reserve Bank wire or other funds transfer systems, or (xv) unavailability of any securities clearing system; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION 13.20 USA PATRIOT ACT

The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

ARTICLE XV

SATISFACTION AND DISCHARGE

SECTION 1501 Addition of Article XIV of the Base Indenture

(a) The following shall be added to the Base Indenture as Article XIV:

SECTION 14.1 SATISFACTION AND DISCHARGE OF INDENTURE

This Indenture shall be discharged and shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Notes herein expressly provided for), as to all outstanding Notes and related Guarantees, and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when

(i) either

(a) all Notes theretofore authenticated and delivered (other than (i) Notes that have been destroyed, lost or stolen and that have been replaced or paid as provided in Section 3.8, and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 6.3) have been delivered to the Trustee cancelled or for cancellation; or

(b) all such Notes not theretofore delivered to the Trustee cancelled or for cancellation

(1) have become due and payable, or

(2) will become due and payable at their Stated Maturity within one year, or

(3) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company,

(ii) the Company has irrevocably deposited or caused to be deposited with the Trustee money, U.S. Government Obligations or a combination thereof, sufficient (without reinvestment) in the opinion of an independent firm of certified public accountants or a nationally recognized valuation, appraisal or investment banking firm in the event that all or part of the deposit consists of U.S. Government Obligations, to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee cancelled or for cancellation, for principal (and premium, if any) and interest to the date of such deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be (provided that if such redemption shall be pursuant to Section 4.1(c), (x) the amount of money or U.S. Government Obligations, or a combination thereof, that the Company must irrevocably deposit or cause to be deposited shall be determined using an assumed Applicable Premium calculated as of the date of such deposit, and (y) the Company must irrevocably deposit or cause to be deposited the Applicable Premium Deficit (it being understood that any discharge shall be subject to the condition subsequent that such Applicable Premium Deficit is in fact paid); provided, that the Trustee shall have no liability whatsoever in the event that such Applicable Premium Deficit is not in fact paid after any discharge of the Indenture and that any Applicable Premium Deficit will be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit will be applied toward such redemption);

(iii) the Company has paid or caused to be paid all other sums then payable hereunder by the Company; and

(iv) the Company has delivered to the Trustee an Officer’s Certificate of the Company and an Opinion of Counsel each to the effect that all conditions precedent provided for in this Section 14.1 relating to the satisfaction and discharge of this Indenture have been complied with, provided that any such counsel may rely on any Officer’s Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 9.7 and, if money shall have been deposited with the Trustee pursuant to Section 14.1(ii), the obligations of the Trustee under Section 14.2 shall survive.

SECTION 14.2 APPLICATION OF TRUST MONEY

Subject to the provisions of the last paragraph of Section 6.3, all money and/or U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee pursuant to Section 14.1 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest on the Notes; but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee and its agents and hold them harmless against any tax, fee or other charge imposed on or assessed against the U.S. Government Obligations deposited pursuant to Section 14.1, or the principal, premium, if any, and interest received in respect thereof, other than any such tax, fee or other charge that by law is for the account of the Holders of the Notes.

ARTICLE XVI

HOLDERS’ LISTS AND REPORTS BY TRUSTEE AND THE COMPANY

SECTION 1601 Addition of Article XV of the Base Indenture

The following shall be added to the Base Indenture as Article XV:

SECTION 15.1 THE COMPANY TO FURNISH TRUSTEE NAMES AND ADDRESSES OF HOLDERS

The Company will furnish or cause to be furnished to the Trustee

(1) semi-annually, not more than 10 days after each Regular Record Date, a list, in such form as the Trustee may reasonably require, of the names and addresses of the Holders as of such Regular Record Date, and

(2) at such other times as the Trustee may request in writing, within 30 days after the receipt by the Company of any such request, a list of similar form and content as of a date not more than 15 days prior to the time such list is furnished;

provided, however, that if and to the extent and so long as the Trustee shall be the Note Registrar, no such list need be furnished pursuant to this Section 15.1.

SECTION 15.2 PRESERVATION OF INFORMATION; COMMUNICATIONS TO HOLDERS

The Trustee shall preserve, in as current a form as is reasonably practicable, the names and addresses of Holders contained in the most recent list, if any, furnished to the Trustee as provided in Section 15.1 and the names and addresses of Holders received by the Trustee in its capacity as Note Registrar; provided, however, that if and so long as the Trustee shall be the Note Registrar, the Note Register shall satisfy the requirements relating to such list. None of the Company, the Co-Issuer, any Guarantor or the Trustee or any other Person shall be under any responsibility with regard to the accuracy of such list. The Trustee may destroy any list furnished to it as provided in Section 15.1 upon receipt of a new list so furnished.

The rights of Holders to communicate with other Holders with respect to their rights under this Indenture or under the Notes, and the corresponding rights and privileges of the Trustee, shall be as provided by the TIA.

Every Holder of Notes, by receiving and holding the same, agrees with the Issuers and the Trustee that neither the Company nor the Co-Issuer, nor the Trustee, nor any agent of any of them, shall be held accountable by reason of any disclosure of information as to names and addresses of Holders made pursuant to the TIA.

SECTION 15.3 REPORTS BY TRUSTEE

Within 60 days after each October 1, beginning with October 1, 2024, the Trustee shall transmit to Holders such reports concerning the Trustee and its actions under this Indenture as may be required pursuant to the TIA at the times and in the manner provided pursuant thereto for so long as any Notes remain outstanding. A copy of each such report shall, at the time of such transmission to Holders, be filed by the Trustee or any applicable listing agent with each stock exchange upon which any Notes are listed, with the SEC and with the Company. The Company will promptly notify the Trustee in writing when any Notes are listed on any stock exchange and of any delisting thereof.

ARTICLE XVII

ADDITIONAL TERMS OF THE SUPPLEMENTAL INDENTURE

SECTION 1701 Interpretation of Base and Supplemental Indenture

The Base Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this Supplemental Indenture supersede any similar provisions included in the Base Indenture unless not permitted by law.

SECTION 1702 Successors and Assigns

All covenants and agreements in this Supplemental Indenture by the Company or the Co-Issuer shall bind its respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

SECTION 1703 Severability

In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 1704 Benefits of Indenture

Nothing in this Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, any Paying Agent and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

SECTION 1705 Governing Law

THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE NOTES.

SECTION 1706 Effect of Headings

The Article and Section headings in this Supplemental Indenture are for convenience only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

SECTION 1707 Duplicate Originals

This Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticitythereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

SALLY HOLDINGS LLC

/s/ Marlo M. Cormier
Name:	Marlo M. Cormier
Title:	Senior Vice President and
Chief Financial Officer

SALLY CAPITAL INC.

/s/ Marlo M. Cormier
Name:	Marlo M. Cormier
Title:	Senior Vice President and
Chief Financial Officer

Signature Page - Fifth Supplemental Indenture

ARMSTRONG McCALL HOLDINGS, INC.
SALLY INVESTMENT HOLDINGS LLC
ARMSTRONG MCCALL HOLDINGS, L.L.C.
ARMSTRONG MCCALL MANAGEMENT, L.C.
BEAUTY HOLDING LLC
SALLY BEAUTY INTERNATIONAL FINANCE LLC
DIORAMA SERVICES COMPANY, LLC
BEAUTY SYSTEMS GROUP LLC
SALLY BEAUTY SUPPLY LLC
ARMSTRONG MCCALL, L.P.
PROCARE LABORATORIES, INC.
INNOVATIONS — SUCCESSFUL SALON SERVICES
NEKA SALON SUPPLY, INC.
ARCADIA BEAUTY LABS LLC
ARCADIA BEAUTY LABS II LLC
LOXA BEAUTY LLC
SALLY BEAUTY MILITARY SUPPLY LLC

As Guarantors

By:	/s/ Marlo M. Cormier
Name:	Marlo M. Cormier
Title:	Senior Vice President and
Chief Financial Officer

Signature Page - Fifth Supplemental Indenture

SALLY BEAUTY HOLDINGS LLC

As Guarantor

By:	/s/ Denise Paulonis
Name: Denise Paulonis
Title: President and Chief Executive Officer

SALON SUCCESS INTERNATIONAL, LLC

As Guarantor

By:	/s/ Denise Paulonis
Name: Denise Paulonis
Title: Manager

Signature Page - Fifth Supplemental Indenture

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:	/s/ Corey J. Dahlstrand
Name: Corey J. Dahlstrand
Title: Vice President

[Signature Page - Fifth Supplemental Indenture]

EXHIBIT A

Form of Initial Note

(FACE OF NOTE)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS TO BE MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

SALLY HOLDINGS LLC

and

SALLY CAPITAL INC.

6.75% Senior Notes due 2032

CUSIP No. 79546V AQ9

No.______________ $_____________

Each of Sally Holdings LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (and its successors and assigns, the “Company”), and Sally Capital Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns, the “Co-Issuer” and, together with the Company, the “Issuers”), hereby jointly and severally promises to pay to ____________ ___________, or registered assigns, the principal sum of $_________ ([______________] United States Dollars) (or such lesser or greater amount as shall be outstanding hereunder from time to time in accordance with Section 3.15 of the Indenture referred to on the reverse hereof) (the “Principal Amount”) on March 1, 2032. The Company promises to pay interest semi-annually in arrears on March 1 and September 1 in each year, commencing September 1, 2024, at the rate of 6.75% per annum, until the Principal Amount is paid or made available for payment. Interest on this Note will accrue from the most recent date to which interest on this Note or any of its Predecessor Notes has been paid or duly provided for or, if no interest has been paid, from the Issue Date. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30- day months. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 15 or August 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders of Notes not more than 15 days nor less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of the principal of (and premium, if any) and interest on this Note will be made at the Corporate Trust Office of the Trustee, or such other office or agency of the Company maintained for that purpose; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Note Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

2

IN WITNESS WHEREOF, the Issuers have caused this instrument to be duly executed.

SALLY HOLDINGS LLC

By
Name:
Title:

SALLY CAPITAL INC.

By
Name:
Title:

3

This is one of the Notes referred to in the within-mentioned Indenture.

COMPUTERSHARE TRUST COMPANY, N.A.
As Trustee

By
Authorized Signatory

Dated:

4

(REVERSE OF NOTE)

This Note is one of the duly authorized issue of 6.75% Senior Notes due 2032 of the Issuers (herein called the “Notes”), issued under an Indenture, dated as of May 18, 2012 (the “Base Indenture”) as supplemented by the Fifth Supplemental Indenture, dated as of February 27, 2024 (the “Supplemental Indenture” and collectively, the “Indenture,” which term shall have the meanings assigned to it in such instrument), among the Company and the Co-Issuer, as joint and several Issuers, the Parent Guarantors and Subsidiary Guarantors from time to time parties thereto, and Computershare Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, any other obligor upon this Note, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The terms of the Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, as in effect from time to time (the “TIA”). The Notes are subject to all such terms, and Holders are referred to the Indenture and the TIA for a statement of such terms. Additional Notes may be issued under the Indenture which will vote as a class with the Notes and otherwise be treated as Notes for purposes of the Indenture.

All terms used in this Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Note may hereafter be entitled to certain other senior Parent Guarantees and senior Subsidiary Guarantees made for the benefit of the Holders. Reference is made to Article XII of the Indenture for terms relating to such Parent Guarantees and Subsidiary Guarantees, including the release, termination and discharge thereof. Neither the Company nor any Parent Guarantor or Subsidiary Guarantor shall be required to make any notation on this Note to reflect any Parent Guarantee or Subsidiary Guarantee or any such release, termination or discharge.

The Notes will be redeemable, at the Company’s option, in whole or in part, at any time and from time to time on and after March 1, 2027 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) to each Holder’s registered address in accordance with the Indenture. The Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to, but not including, the relevant Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the 12-month period commencing on March 1 of the years set forth below:

Period	Redemption Price
2027	103.375%
2028	101.688%
2029 and thereafter	100.000%

In addition, at any time and from time to time prior to March 1, 2027, the Company at its option may redeem up to 40% of the original aggregate principal amount of the Notes (including the principal amount of any Additional Notes), with funds in an equal aggregate amount not exceeding the aggregate proceeds of one or more Equity Offerings, at a redemption price (expressed as a percentage of principal amount thereof) of 106.750%, plus accrued and unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that if the Notes are redeemed, an aggregate principal amount of the Notes equal to at least 50% of the original aggregate principal amount of Notes (including the principal amount of any Additional Notes) must remain outstanding after each such redemption of Notes. The Company may make such redemption upon notice mailed by first-class mail or electronically delivered (or otherwise transmitted in accordance with DTC’s procedures) to each Holder’s registered address in accordance with the Indenture (but in no event more than 180 days after the completion of the related Equity Offering).

At any time prior to March 1, 2027, Notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company’s option, at a price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail or electronically delivered (or otherwise transmitted in accordance with DTC’s (as defined below) procedures) to each Holder’s registered address in accordance with the Indenture.

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Notice of any redemption upon any corporate transaction or other event (including any Equity Offering, incurrence of Indebtedness, Change of Control, Asset Disposition or other transaction) may be given prior to the completion of such transaction or event. In addition, any redemption described above or notice thereof may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction or other event. If any redemption is so subject to the satisfaction of one or more conditions precedent, the notice thereof shall describe each such condition and, if applicable, shall state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied (or waived by the Company in its sole discretion) (even if delayed to a date more than 60 days after the date on which the notice of redemption is first sent), and/or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Company in its sole discretion) by the Redemption Date, or by the Redemption Date as so delayed, and/or that such notice may be rescinded at any time by the Company if the Company determines in its sole discretion that any or all of such conditions will not be satisfied (or waived). The Company should provide written notice to the Trustee by 10:00 am New York time on the redemption date (subject to DTC procedures) stating that such condition has not been satisfied, the notice of redemption is rescinded or delayed, and the redemption shall not occur or shall be delayed. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person.

The Indenture provides that, upon the occurrence after the Issue Date of a Change of Control, each Holder will have the right to require that the Company repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but not including, the date of such repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes in the event it has exercised its right to redeem all the Notes as described above.

If Holders of not less than 90% in aggregate principal amount of all outstanding Notes validly tender and do not withdraw such Notes in connection with any tender offer or other offer to purchase the Notes (including pursuant to a Change of Control Offer or an offer to purchase with the proceeds from any Asset Disposition) and the Company, or any other Person making such offer in lieu of the Company, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Company will have the right, upon not less than 10 nor more than 60 days’ prior notice, to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable price paid to holders in such purchase, plus accrued and unpaid interest, if any, to, but excluding, the Redemption Date (subject to the right of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date).

The Notes will not be entitled to the benefit of a sinking fund.

The Indenture contains provisions for defeasance at any time of the entire Indebtedness of this Note or certain restrictive covenants and certain Events of Default with respect to this Note, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of and accrued but unpaid interest on the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Issuers and the rights of the Holders of the Notes to be effected under the Indenture at any time by the Issuers and the Trustee with the consent of the Holders of at least a majority in principal amount of the Notes at the time Outstanding to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Issuers with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

6

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of not less than 30% in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to pursue such remedy in respect of such Event of Default as Trustee and offered the Trustee security or indemnity satisfactory to it against any cost, loss, liability, claim, damage or expense and including reasonable attorney’s fees and expenses and court costs, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of security or indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the joint and several obligation of each Issuer, which is absolute and unconditional, to pay the principal of and any premium and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registrable in the Note Register, upon surrender of this Note for registration of transfer at the office or agency of the Company in a Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Notes of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Notes are issuable only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration, transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration or transfer, the Company, the Co-Issuer, any other obligor in respect of this Note, the Trustee and any agent of any of them may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Company, the Co-Issuer, any other obligor upon this Note, the Trustee nor any such agent shall be affected by notice to the contrary.

No director, officer, employee, incorporator or stockholder, as such, of the Company, the Co-Issuer, any Parent Guarantor, any Subsidiary Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company, the Co-Issuer, any Parent Guarantor or any Subsidiary Guarantor under the Indenture, the Notes, any Parent Guarantee or any Subsidiary Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Holder, by accepting this Note, hereby waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

THE INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. THE TRUSTEE, THE COMPANY, THE CO-ISSUER, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS, AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THE NOTES, THE PARENT GUARANTEES OR THE SUBSIDIARY GUARANTEES.

7

[FORM OF CERTIFICATE OF TRANSFER]

FOR VALUE RECEIVED the undersigned holder hereby sell(s), assign(s) and transfer(s) unto

Insert Taxpayer Identification No.

(Please print or typewrite name and address including zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Note on the books of the Company with full power of substitution in the premises.

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.
Signature Guarantee:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

8

OPTION OF HOLDER TO ELECT PURCHASE

If you wish to have this Note purchased by the Company pursuant to Section 6.9 or 6.13 of the Indenture, check the box: [_____].

If you wish to have a portion of this Note purchased by the Company pursuant to Section 6.9 or 6.13 of the Indenture, state the amount (in principal amount) below:

$ __________________

Date: __________________

Your Signature: __________________

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee: __________________

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

9

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Exchange	Amount of decreases in Principal Amount of this Global Note	Amount of increases in Principal Amount of this Global Note	Principal amount of this Global Note following such decreases or increases	Signature of authorized signatory of Trustee or Notes Custodian

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EXHIBIT B

Form of Supplemental Indenture in Respect of Parent Guarantees and

Subsidiary Guarantees

This SUPPLEMENTAL INDENTURE, dated as of [______] (this “Supplemental Indenture”), among [name of Guarantor(s)] (the “New Guarantor(s)”), Sally Holdings LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (and its successors and assigns, the “Company”), and Sally Capital Inc., a corporation duly organized and existing under the laws of the State of Delaware (and its successors and assigns, the “Co-Issuer” and, together with the Company, the “Issuers”), and each other then existing Parent Guarantor and Subsidiary Guarantor under the Indenture referred to below (the “Existing Guarantors”), and Computershare Trust Company, N.A., as Trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Issuers and the Trustee have heretofore become parties to an Indenture, dated as of May 18, 2012 (the “Base Indenture”), as supplemented by the Fifth Supplemental Indenture, dated as of February 27, 2024, among the Issuers, the Existing Guarantors and the Trustee (together with the Base Indenture and as further amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 6.75% Senior Notes due 2032 of the Issuers (the “Notes”);

WHEREAS, Section 12.8 of the Indenture provides that the Company is required to cause the Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the Subsidiary Guarantors shall guarantee the Issuers’ Subsidiary Guaranteed Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XII of the Indenture;

WHEREAS, the Company is permitted to add Parent Guarantors as additional Guarantors under the terms of the Indenture;

WHEREAS, each New Guarantor desires to enter into this supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such New Guarantor is dependent on the financial performance and condition of the Parent Guarantors, the Subsidiary Guarantors and the Issuers, the obligations hereunder of which such New Guarantor has guaranteed, and on such New Guarantor’s access to working capital through the Company’s credit facilities; and

WHEREAS, pursuant to Section 11.1 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor(s), the Issuers, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

2. Agreement to Guarantee. [The] [Each] New Guarantor hereby agrees, jointly and severally with [all] [any] other Parent Guarantors and Subsidiary Guarantors and fully and unconditionally, to guarantee the Parent Guaranteed Obligations and the Subsidiary Guaranteed Obligations under the Indenture and the Notes, as the case may be, on the terms and subject to the conditions set forth in Article XII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Parent Guarantor or a Subsidiary Guarantor, as the case may be. The Parent Guarantee or Subsidiary Guarantee, as the case may be, of each Parent Guarantor or Subsidiary Guarantor is subject to the subordination provisions of the Indenture.

3. Termination, Release and Discharge. [The] [Each] New Guarantor’s Guarantee of the Notes shall terminate and be of no further force or effect, and [the] [each] New Guarantor shall be released and discharged from all obligations in respect of its Guarantee of the Notes, as and when provided in Section 12.3 or 12.4, as applicable, of the Indenture.

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4. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of [the] [each] New Guarantor’s Guarantee of the Notes or any provision contained herein or in Article XII of the Indenture.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES. THE TRUSTEE, THE COMPANY, THE CO-ISSUER, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

7. Counterparts. This Supplemental Indenture shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticitythereof. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument. For avoidance of doubt, original manual signatures shall be used for execution or indorsement of writings when required under the Uniform Commercial Code or other Signature Law due to the character or intended character of the writings.

8. Headings. The Section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF NEW GUARANTOR(S)], as [Parent
Guarantor] [Subsidiary Guarantor]

By:
Name:
Title:

SALLY HOLDINGS LLC

By:
Name:
Title:

SALLY CAPITAL INC.

By:
Name:
Title:

[EXISTING GUARANTORS]

By:
Name:
Title:

COMPUTERSHARE TRUST COMPANY, N.A., as Trustee

By:
Name:
Title:

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